Exhibit 10.8

Published CUSIP Numbers:

Credit Facility 57187EAD6

Revolving Commitment 57187EAE4

Term A Loan 57187EAF1

CREDIT AGREEMENT

Dated as of January 17, 2017

among

MARSHALL BROADCASTING GROUP, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

and

The Other Lenders Party Hereto

BANK OF AMERICA, N.A.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

SunTrust Robinson Humphrey, Inc.

Barclays Bank PLC

Wells Fargo Securities, LLC

as Joint Lead Arrangers and Joint Bookrunners

The Bank of Tokyo-Mitsubishi UFJ, LTD

Capital One, N.A.

Citizens Bank, National Association

Fifth Third Bank

as Co-Managers

__________________________________

i

SCHEDULES

Facilities Schedule
1.01(b)	Stations
1.01(d)	Immaterial Subsidiaries
1.01(e)	Unrestricted Subsidiaries
4.01A	Security Documents and Outside Completion Dates
5.06	Litigation
5.07	Real Properties (including Mortgaged Properties)
5.08	Environmental Compliance
5.11	Subsidiaries; Equity Interests
5.21	FCC Licenses and Television Stations
5.22	Sharing Arrangements
5.23	Channel Sharing Agreements
7.01(b)	Existing Liens
7.02(s)	Surviving Indebtedness
7.03(g)	Existing Investments
7.08	Transactions with Affiliates
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C‑1	Form of Revolving Credit Note
C‑2	Form of Term Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Discounted Prepayment Option Notice
G	Form of Lender Participation Notice
H	Form of Discounted Voluntary Prepayment Notice
I‑1	Form of U.S. Tax Compliance Certificate
I‑2	Form of U.S. Tax Compliance Certificate
I‑3	Form of U.S. Tax Compliance Certificate
I‑4	Form of U.S. Tax Compliance Certificate
J	Form of Intercreditor Agreement Among Group Lenders

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement” or “Marshall Credit Agreement”) is entered into as of January 17, 2017, among Marshall Broadcasting Group, Inc., a Texas corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent and Collateral Agent.  Capitalized terms used but not defined in this introductory paragraph and the preliminary statements below shall have the meanings set forth in Article I.

PRELIMINARY STATEMENTS:

Pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2016 (as amended, supplemented or modified from time to time, including all schedules and exhibits thereto, the “Merger Agreement”), by and among Nexstar Broadcasting Group, Inc., a Delaware corporation, Neptune Merger Sub, Inc., a Virginia corporation and a direct wholly-owned Subsidiary of Nexstar Borrower (the “Merger Sub”) and Media General, Inc., a Virginia corporation (“Media General”), the Nexstar Borrower will acquire (the “Acquisition”) Media General by causing Merger Sub to merge with and into Media General with Media General being the surviving corporation, on the terms and subject to the conditions set forth in the Merger Agreement.

The Nexstar Borrower and the VIE Borrowers have requested the applicable lenders to extend credit to the applicable borrowers under various revolving credit facilities (including sub-facilities) and term facilities under a credit agreement with Nexstar Borrower and a credit agreement with each of the Borrower, the Mission Borrower and the Shield Borrowers respectively to finance the Acquisition and the Transaction Expenses and, in connection therewith, to consummate the refinancing of certain credit facilities, including to refinance (i) the loans and borrowings of the Nexstar Borrower under the Fifth Amended and Restated Credit Agreement, dated as of December 3, 2012, by and among the Nexstar Borrower, Nexstar Broadcasting Group, Inc., a Delaware corporation, the lenders from time to time party thereto and Bank of America, N.A. as administrative agent, collateral agent, letter of credit issuer and swing line lender (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Nexstar Credit Agreement”), (ii) the loans and borrowings of Mission Broadcasting, Inc., a Delaware corporation (the “Mission Borrower”) under the Fourth Amended and Restated Credit Agreement, dated as of December 3, 2012, by and among the Mission Borrower, the lenders from time to time party thereto and Bank of America, N.A. as administrative agent and collateral agent (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Mission Credit Agreement”), (iii) the loans and borrowings of the Borrower under the Credit Agreement dated as of December 1, 2014 by and among the Borrower, the lenders from time to time party thereto and Bank of America, N.A. as the administrative agent, the collateral agent and the letter of credit issuer (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Marshall Credit Agreement”), (iv) the loans and borrowings of WXXA-TV LLC, a Delaware limited liability company and WLAJ-TV LLC, a Delaware limited liability company (collectively, the “Shield Borrowers”) under the Credit Agreement dated as of July 31, 2013 by and among the Shield Borrowers, Shield Media LLC, a Delaware limited liability company and

Shield Lansing LLC, a Delaware limited liability company (collectively, the “Shield Holdings”), the lenders from time to time party thereto, and Royal Bank of Canada, as the administrative agent and the collateral agent (the “Existing Shield Credit Agreement”) and (v) the loans and borrowings of Media General under the Amended and Restated Credit Agreement dated as of July 31, 2013 by and among Media General, the guarantors from time to time party thereto, the lenders from time to time party thereto, and Royal Bank of Canada, as the administrative agent, the letter of credit issuer, the swing line lender and the collateral agent (the “Existing Media General Credit Agreement”).

The Nexstar Borrower has agreed to guarantee, and cause Nexstar Media and certain of its Subsidiaries to guarantee, the obligations of each VIE Borrower under the applicable VIE Credit Agreement and certain hedging/cash management obligations of each such VIE Borrower.  To the extent required under the Nexstar Credit Agreement, each VIE Borrower has agreed to guarantee, and cause certain of its Restricted Subsidiaries to guarantee, the Nexstar Borrower’s obligations under the Nexstar Credit Agreement and certain hedging/cash management obligations of the Nexstar Borrower.

The lenders to the Nexstar Borrower and the lenders to each of the VIE Borrowers have agreed that (i) certain commitments and/or loans of the same Class under the applicable Group Credit Agreements shall be held on a pro rata basis among lenders of the applicable Class under such Group Credit Agreements, (ii) certain voting rights under the Group Credit Agreements shall be exercised on an aggregated basis among the lenders under the Group Credit Agreements, (iii) after the exercise of any remedy under any Group Credit Agreement or other Group Loan Document, all payments received by the Group Lenders shall be applied in accordance with the Intercreditor Agreement Among Group Lenders and (iv) they shall be otherwise bound by the terms of the Intercreditor Agreement Among Group Lenders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(e)(iii).

“Acceptance Date” has the meaning specified in Section 2.05(e)(ii).

“Acquisition” has the meaning specified in the recitals hereto.

“Act” has the meaning specified in Section 10.19.

“Additional Lender” has the meaning specified in Section 2.14(c).

“Administrative Agent” means Bank of America, N.A., and its Subsidiaries and Affiliates, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Section 9.06.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning specified in Section 7.08.

“Agency Fee Letter” means that agency fee letter dated as of the Closing Date by and among the Nexstar Borrower, the Borrower, the other VIE Borrowers and the Group Administrative Agents.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti‑Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to each Covenant Entity related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311‑5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951‑1959).

“Applicable Discount” has the meaning specified in Section 2.05(e)(iii).

“Applicable Percentage” means (a) in respect of each Term Facility of the same Class, with respect to any Term Lender of such Class at any time, the percentage (carried out to the ninth decimal place) of such Term Facility represented by the principal amount of such Term Lender’s Term Loans of such Class at such time, (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.16 and (c) in respect of each Refinancing Facility under this Agreement, with respect to any Lender under each such Refinancing Facility at any time, the percentage (carried out to the ninth decimal place) of the aggregate Commitments (or Loans, in the case of Refinancing Term Loans) in respect of such Refinancing Facility represented by such Lender’s Commitment (or Loans, in the case of Refinancing Term Loans) at such time.  If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth in the records of the Administrative Agent or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means

(a)in respect of Loans and Commitments under the Revolving Credit Facility or any Refinancing Revolving Facility, and with respect to Letter of Credit Fees and Commitment Fees, from and after the Closing Date, the applicable percentage per annum set forth in the Facilities Schedule.

(b)in respect of Loans under each Class of Term Facility, including each Refinancing Term Loan, from and after the Closing Date, the applicable percentage per annum set forth in the Facilities Schedule for each such Class.

If applicable, any increase or decrease in the Applicable Rate resulting from a change in the Consolidated First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Nexstar Compliance Certificate is delivered pursuant to Section 6.02(a) of the Nexstar Credit Agreement; provided, however, that if a Nexstar Compliance Certificate is not delivered when due in accordance with such section or the Nexstar Credit Agreement has been terminated, then, upon the request of the Required Term Lenders of the applicable Class or the Required Revolving Credit Lenders, as applicable, the highest Applicable Rate set forth on the Facilities Schedule with respect to the applicable Facility shall apply, in each case as of the first Business Day after the date on which such Nexstar Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Nexstar Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

Further, notwithstanding the foregoing, the Applicable Rate in respect of any tranche of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Application Date” has the meaning specified in Section 2.05(d).

“Appropriate Lender” means, at any time, (a) with respect to Commitments of any Class, Lenders that have Commitments with respect to such Class, (b) with respect to Loans of any Class, the Lenders of such Class, (c) with respect to any Letter of Credit, (i) the relevant L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (d) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means, collectively, (a) Bank of America, N.A., (b) Credit Suisse Securities (USA) LLC, (c) Deutsche Bank Securities Inc., (d) SunTrust Robinson Humphrey, Inc., (e) Barclays Bank PLC and (f) Wells Fargo Securities, LLC.

“Asset Percentage” has the meaning specified in Section 2.05(b)(ii).

“Asset Swap” has the meaning specified in Section 7.05(m).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and acknowledged by the Administrative Agent, substantially in the form of Exhibit E or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.

“Assignment Minimum Amount” means the applicable Assignment Minimum Amount for each Facility as set forth on the Facilities Schedule.

“Attorney Costs” means and includes all reasonable and documented or invoiced fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Manager” means (a) the Administrative Agent (or its designated Affiliate) or (b) any other financial institution or advisor employed by any Group Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Voluntary Prepayment pursuant to Section 2.05(e) of the Group Credit Agreement of such Group Borrower; provided that the Borrower shall not designate the Administrative Agent or any Affiliate of the Administrative Agent as the Auction Manager without the written consent of the Administrative Agent or such Affiliate, as applicable (it being understood that the Administrative Agent shall not, nor shall any Affiliate of the Administrative Agent, be under any obligation to agree to act as the Auction Manager); provided, further, that no Consolidated Group Entity or any of its Affiliates, may act as the Auction Manager.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended on December 31, 2015 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of such Persons, including the notes thereto.

“Auto‑Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date for the Revolving Credit Facility, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%, provided that the Base Rate shall never be less than the higher of (i) zero and (ii) the applicable Rate Floor as set forth in the Facilities Schedule.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Honor Date” has the meaning specified in Section 2.03(c)(i).

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Broadcast Licenses” means with respect to any Person, all FCC Licenses granted, assigned or issued to such Person to construct, own or operate the Stations, together with all extensions, additions and renewals thereto or thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral Account” means a blocked, non-interest bearing deposit account of the Borrower at Bank of America in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, any relevant L/C Issuer or the Swing Line Lender (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations, Swing Line Obligations or obligations of the Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Administrative Agent and the relevant L/C Issuer or the Swing Line Lender benefiting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) such L/C Issuer or Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

(a)(i) Dollars or (ii) any other foreign currency held by the Covenant Entities in their ordinary course of business;

(b)securities issued or directly and fully guaranteed or insured by the United States or Canadian governments or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c)certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Group Lender or by any bank or trust company (1) whose commercial paper is rated at least “A‑2” or the equivalent thereof by S&P or at least “P‑2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (2) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100,000,000;

(d)repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above;

(e)commercial paper issued by any Person organized under the Laws of any state of the United States of America (other than any Consolidated Group Entity or any of its Affiliates) and rated at the time of acquisition thereof at least “A‑2” or the equivalent thereof by S&P or “P‑2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long‑term debt, and in any case maturing within one year after the date of acquisition thereof;

(f)readily marketable direct obligations issued by any state of the United States of America, any province of Canada or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition; and

(g)interests in any investment company, money market or enhanced high yield fund which invests 90% or more of its assets in instruments of the type specified in clauses (a) through (f) above.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) Bank of America and its Affiliates, and (b) each other Person that, at the time it enters into a Cash Management Agreement with a Covenant Entity, is a Group Lender or an Affiliate of a Group Lender.

“Cash Management Obligations” means obligations owed by any Covenant Entity to any Cash Management Bank in respect of any Cash Management Agreement and any overdraft and related liabilities arising from treasury, depository, credit or debit card, purchasing card or cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by any of the Covenant Entities of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CCA Acquisition” means the acquisition made by the Borrower of the assets constituting the television stations KMSS-TV located in Shreveport, Louisiana and KPEJ-TV, located in Odessa, Texas, previously owned by Communications Corporation of America and subsidiaries thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC Holdco” means a Domestic Subsidiary of a Person that has no material assets other than the Equity Interests in or Indebtedness of one or more Foreign Subsidiaries of a Person that are “controlled foreign corporations” within the meaning of Section 957(a) of the Code, including the indirect ownership of such Equity Interests or Indebtedness through one or more other CFC Holdcos.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)100% of the voting and economic interests of the Borrower shall cease to be subject to the Pledge Agreement;

(b)the Marshall Equity Holders shall cease to directly own and control, of record and beneficially, at least 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully diluted basis (which for this purpose shall exclude all Equity Interests that have not yet vested); or

(c)a “change of control” or any comparable term under, and as defined in, any Indenture Documentation shall have occurred, to the extent any Covenant Entity is an issuer or obligor thereunder or provides a Guarantee of any Indebtedness issued under such Indenture Documentation.

“Channel Sharee” means (a) any licensee of a television broadcast station which submitted a winning channel sharing bid in the Incentive Auction, as defined in 47 C.F.R. § 1.2200(d), and is party to an executed Channel Sharing Agreement or (b) any licensee of a television broadcast station which submitted a winning license relinquishment bid in the Incentive Auction, as defined in 47 C.F.R. § 1.2200(g), and executes and implements a post-Incentive Auction Channel Sharing Agreement.

“Channel Sharing Agreement” means a channel sharing arrangement or other similar contractual arrangement that constitutes a channel sharing agreement within the meaning of 47 C.F.R. § 73.3700(a)(5).

“Class” (a) when used with respect to Commitments, refers to the specific tranche of Revolving Credit Commitments, Extended Revolving Credit Commitments, Refinancing Revolving Commitments or Commitments in respect of any Refinancing Term Loans, in each case as set forth on the Facilities Schedule (or the applicable numbered supplement thereto), (b) when used with respect to Loans or a Borrowing, refers to the specific tranche of Revolving Credit Loans, Term Loans, Extended Term Loans or Refinancing Term Loans comprising such Loans or Borrowing, as set forth on the Facilities Schedule and (c) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders with respect to the same “Class” of Loans or Commitments as described in (a) or (b) above.  Loans that have different terms and conditions shall be construed to be in different Classes.

For the purpose of the definitions of “Majority Lenders”, “Required Revolving Credit Lenders”, “Required Term Lenders” and “Required Revolving Credit and Term A Lenders” and for purpose of maintaining Group Facilities Ratable Status under Section 10.20, (i) the term “Class” shall also include Group Lenders, Group Commitments, Group Loans and Group Borrowings under the other Group Credit Agreements that are designated as “Constitutes Same Class With” on its Facilities Schedule (or the applicable numbered supplement thereto).

“Closing Date” means the date that all the conditions precedent in Section 4.01 were satisfied in accordance with their terms or waived in accordance with Section 10.01.  The Closing Date shall be January 17, 2017.

“Closing Date Facilities Schedule” means the Facilities Schedule in effect on the Closing Date.

“Closing Date Term Loans” means the Term Facilities made on the Closing Date, which are so designated on the Closing Date Facilities Schedule.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral,” “Article 9 Collateral,” “Pledged Collateral” and “Mortgaged Property” referred to in the Security Documents and all of the other property that is or is intended under the terms of the Security Documents to be subject to Liens for the benefit of any of the Secured Parties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under any of the Loan Documents pursuant to an appointment under this Agreement, or any successor collateral agent appointed in accordance with Section 9.06.

“Collateral and Guarantee Requirement” means, at any time on and after the Closing Date, the requirement that:

(a)the Collateral Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.01 or to be delivered after the Closing Date pursuant to Section 6.11 or Section 6.14, duly executed by each Loan Party that is a party thereto;

(b)all Marshall Secured Obligations shall have been unconditionally guaranteed by each Guarantor;

(c)the Marshall Secured Obligations and the Guaranties in respect thereof shall have been secured pursuant to the Security Documents by a first-priority security interest in all the Equity Interests of (i) the Borrower, (ii) the Guarantors (except Nexstar Media) and (iii) each Restricted Subsidiary directly held by a Loan Party, other than Equity Interests of any JV Entity if and for so long as the terms of any Contractual Obligation prohibit the creation of any other Lien on such Equity Interests or require the consent of any Person other than an Affiliate of the Borrower (limited, in the case of Equity Interests of any Foreign Subsidiary or CFC Holdco, to 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary or CFC Holdco);

(d)except to the extent otherwise provided hereunder or under any Security Document, the Marshall Secured Obligations and the Guaranties in respect thereof shall have been secured by a perfected security interest in the United States in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including, without limitation, accounts receivable, inventory, equipment, investment property, intellectual property, other general intangibles (including contract rights), intercompany notes, owned real property, and proceeds of the foregoing), in each case, with the priority required by the Security Documents; provided that security interests in real property shall be limited to the Material Real Properties of such Loan Parties;

(e)none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01;

(f)the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property required to be delivered pursuant to Section 6.11 or Section 6.14, as the case may be, duly executed, acknowledged and delivered by the record owner of, or appropriate party with respect to, such Material Real Property, (ii) a Mortgage Policy insuring the Lien of each such Mortgage in an amount not to exceed the fair market value of each such Material Real Property (as reasonably determined by the applicable Loan Party providing such Mortgage), (iii) a completed Life of Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance relating thereto duly executed by the applicable Loan Party providing such Mortgage) and if any improvements on any Mortgaged Property are located in an area designated as a “special flood hazard area,” evidence of such flood insurance as may be required under Section 6.11(c)(v), (iv) such other documents and items as may be required under Section 6.11 or Section 6.14, as the case may be, and (v) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Material Real Property; and

(g)on and after the Nexstar Guaranty Date, all Nexstar Secured Obligations shall be unconditionally guaranteed by each Marshall Guarantor and secured by the assets of each such Marshall Guarantor equally and ratably with the Marshall Secured Obligations.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as the Administrative Agent and the applicable Loan Party providing such security agree in writing that the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Administrative Agent may grant extensions of time for creation or the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of any Loan Party on such date as provided under Section 4.01) where it reasonably determines, in consultation with the applicable Loan Party providing such security, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

(A) With respect to leases of real property entered into by any Loan Party on or after the Closing Date, such Loan Party shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases, (B) Liens and the Guarantees required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as agreed in writing between the Administrative Agent and the applicable Loan Party providing such security, (C) the Collateral and Guarantee Requirement shall not apply to any of the following assets: (i) any Non‑Material Real Property or Real Property that is located in a jurisdiction other than the United States and any leasehold interests in real property, (ii) motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing Statement or equivalent, (iii) investment property and letter of credit rights with a value of less than $10,000,000 for each such property or right, (iv) any rights or interest in any lease, contract, license or license agreement covering personal property or real property and/or any assets subject thereto, so long as under the terms of such lease, contract, license or license agreement, or applicable Law with respect thereto, the grant of a security interest or Lien therein for the benefit of the Secured Parties (1) is prohibited, (2) would give any other party to such lease, contract, license or license agreement, instrument or indenture the right to terminate its obligations thereunder, or (3) is permitted only with the consent of another party (including, without limitation, any Governmental Authority) (or would render such lease, contract, license or license agreement cancelled, invalid or unenforceable) and such prohibition has not been or is not waived or the consent of the other party to such lease, contract, license or license agreement has not been or is not otherwise obtained; provided, that, this exclusion shall in no way be construed to apply if any such prohibition is unenforceable under the UCC or other applicable Law or so as to limit, impair or otherwise affect the unconditional continuing security interests in and Liens for the benefit of the Secured Parties upon any rights or interests in or to monies due or to become due under any such lease, contract, license or license agreement (including any receivables), (v) any shares of any Foreign Subsidiary or CFC Holdco other than 65% of all of the issued and outstanding Equity Interests in any Foreign Subsidiary or CFC Holdco (other than an Immaterial Subsidiary) directly owned by a Loan Party, (vi) any application for registration of a trademark filed in the United States Patent and Trademark Office on an intent to use basis to the extent that the grant of a security interest in any such trademark application would adversely affect the validity or enforceability or result in cancellation or voiding of such trademark application, provided, however, that such trademark applications shall be considered Collateral upon the filing of a Statement of Use or when an Amendment to Allege Use has been filed and accepted in the United States Patent and Trademark Office, (vii) company-owned life insurance policies with respect to the employees of any Loan Party and (viii) cafeteria plan flex accounts and similar employee benefit arrangements, (D) no control agreements shall be required; provided that, upon the request of the Administrative Agent, a control agreement shall be required with respect to any Cash Collateral Account holding Cash Collateral, and (E) no action shall be required with respect to any intellectual property that is governed solely by the laws of one or more jurisdictions other than the United States (nor shall any Loan Party be required to reimburse the Administrative Agent, the Collateral Agent, any Lender or any Secured Party for any costs or expenses incurred in connection with any such action).

“Co-Managers” means, collectively, (a) The Bank of Tokyo-Mitsubishi UFJ, LTD, (b) Capital One, N.A., (c) Citizens Bank, National Association and (d) Fifth Third Bank.

“Commitment” means a Revolving Credit Commitment, a Term A Loan Commitment, an Extended Revolving Credit Commitment or a commitment in respect of any Refinancing Term Loans or Refinancing Revolving Facilities or any combination thereof, as the context may require.

“Commitment Date” has the meaning specified in Section 2.05(d).

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C §1 et seq.), as amended from time to time, and any successor statute.

“Common Terms” means the following provisions in each Group Credit Agreement: (a) Section 10.20 and any other provision requiring re-allocation among the Group Facilities to achieve ratable status, (b) any provision requiring comparable action to be taken under other Group Credit Agreements, (c) the definitions of “Group”, the second paragraph of “Class”, “Majority Lenders”, “Required Revolving Credit Lenders”, “Required Term Lenders”, “Required Revolving Credit and Term A Lenders”, (d) any designation of any Group Loans or Group Commitments as belonging to the same “Class”, (e) any provision affecting the pricing of any Class of Loans or Commitments and (f) any other provision with respect to which there is a comparable provision in the Nexstar Credit Agreement or any of the other VIE Credit Agreements with respect to which the Nexstar Borrower and the Administrative Agent have jointly determined, both acting reasonably, that a similar amendment would be required; provided that comparable provisions of each Group Credit Agreement shall maintain the same section and clause numbers.

“Communications Laws” means the Communications Act of 1934, and any similar or successor federal statute, together with (i) all published rules, regulations, policies, orders and decisions of the FCC promulgated thereunder, and (ii) the action of the FCC (including action by staff acting on delegated authority) granting its consent to the consummation of the Grant Acquisition and the CCA Acquisition.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D, or in any other form agreed to by the Borrower and the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated First Lien Net Leverage Ratio” has the meaning set forth in the Nexstar Credit Agreement.

“Consolidated Group Entities” has the meaning set forth in the Nexstar Credit Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Entities” means the Borrower and all other direct and indirect Restricted Subsidiaries of the Borrower.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to, with respect to any overdue amount (other than overdue principal), (a) the Base Rate plus (b) the highest Applicable Rate applicable to Base Rate Loans for the applicable Class of Loans set forth on the Facilities Schedule plus (c) 2% per annum; provided, however, that with respect to overdue principal, the Default Rate shall be an interest rate equal to the interest rate (including the relevant Applicable Rate) otherwise applicable to such Loan plus 2% per annum, unless the Nexstar Credit Agreement has been terminated in which case the Default Rate for overdue principal shall be determined in accordance with clause (a) above, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action or (e) constitutes a Group Defaulting Lender under any other Group Credit Agreement; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive, country- or territory-wide Sanction.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by a Covenant Entity in connection with a Disposition pursuant to Section 7.05(n) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Discount Range” has the meaning specified in Section 2.05(e)(ii).

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.05(e)(ii).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.05(e)(i).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.05(e)(v).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the board of directors of the Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction.  A member of the board of directors of the Borrower shall be deemed not to have such a financial interest by reason of such member’s holding Equity Interest of the Borrower or any options, warrants or other rights in respect of such Equity Interests.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including, pursuant to any Sale Leaseback or any issuance or sale of Equity Interests or as a result of the entry into an agreement or arrangement alienating, relinquishing, surrendering or otherwise transferring the right to use all or a material portion of the spectrum associated with any Broadcast License (including pursuant to an auction of such spectrum, conducted by a Governmental Authority)) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, including but not limited to dispositions pursuant to any Station Sharing Arrangement or other similar arrangement or pursuant to any Channel Sharing Agreement or the grant of a shared television broadcast license pursuant to 47 C.F.R. §73.3700(b).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations and the Guarantee Obligations of the Nexstar Obligations that are accrued and payable and the termination of the Commitments and the “Commitments” (as defined in the Nexstar Credit Agreement) and all outstanding Letters of Credit and “Letters of Credit” (as defined in the Nexstar Credit Agreement)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest Maturity Date of the Term Facilities.

“Disqualified Lender” means (i) certain banks, financial institutions and other institutional lenders that are specified in writing to the Arrangers by the Nexstar Borrower prior to the commencement of “primary syndication” of the Facilities as being “Disqualified Lenders,” (ii) competitors of the Consolidated Group Entities that have been specified in writing to the Administrative Agent from time to time by the Nexstar Borrower and (iii) in the case of clauses (i) and (ii), any of their Affiliates (other than in the case of clause (ii), Affiliates that are bona fide debt funds) that are (x) identified in writing from time to time to the Administrative Agent by the Nexstar Borrower or (y) clearly identifiable on the basis of such Affiliates’ name; provided, in each case, that no updates to the schedule of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Commitments or Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of a Person that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DQ List” has the meaning specified in Section 10.06(g).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Embargoed Person” means any party that is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, binding rules, judgments, orders, decrees, permits, licenses, or governmental restrictions relating to pollution, the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Covenant Entity or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement the extent to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Covenant Entity within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at‑risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Covenant Entity or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

provided further that (i) the Eurodollar Rate shall never be less than the higher of (x) zero and (y) the applicable Rate Floor for the applicable Facility as set forth in the Facilities Schedule (or the applicable numbered supplement thereto), and (ii) in respect of (A) Eurodollar Rate Loans or (B) Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the Eurodollar Rate shall never be less than the higher of (x) zero and (y) the applicable Rate Floor as set forth in the Facilities Schedule (or the applicable numbered supplement thereto).

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Future Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor, or the grant of such security interest, would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income or gross receipts (however denominated), franchise Taxes, branch profits and similar Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Marshall Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Media General Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Mission Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Nexstar Credit Agreement” has the meaning specified in the recitals hereto.

“Existing Shield Credit Agreement” has the meaning specified in the recitals hereto.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.15(a).

“Extended Term Loans” has the meaning specified in Section 2.15(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.15(a).

“Extending Term Lender” has the meaning specified in Section 2.15(a).

“Extension” has the meaning specified in Section 2.15(a).

“Extension Offer” has the meaning specified in Section 2.15(a).

“Facilities Schedule” means the schedule attached hereto as the “Facilities Schedule”, together with any numbered supplement thereto.  For the avoidance of doubt, “Facilities Schedule” means the Closing Date Facilities Schedule and any numbered supplement thereto delivered after the Closing Date.

“Facility” means each Term Facility and the Revolving Credit Facility as set forth in the Facilities Schedule, as the context may require, and “Facilities” means such facilities taken together.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.

“FCC” means the Federal Communications Commission or any Governmental Authority substituted therefor.

“FCC License” means a License issued or granted by the FCC.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided further that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Person that is not a Domestic Subsidiary of such Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding L/C Obligations owing to such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” has the meaning specified in Section 2.03(i).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra‑national bodies such as the European Union or the European Central Bank).

“Grant Acquisition” means the acquisition made by the Borrower of the assets constituting the television station KLJB-TV located in Davenport, Iowa, previously owned by the Grant Company, Inc. and subsidiaries thereof.

“Group”, when used to modify any term defined under this Agreement, means such term and each of the same defined terms under the other Group Credit Agreements.  For example, “Group Lender” means each Lender under this Agreement and each “Lender” (as defined therein) under each other Group Credit Agreement.

“Group Credit Agreements” means each of the Nexstar Credit Agreement, this Agreement and the other VIE Credit Agreements.

“Group Closing Date Term A Loans Ratable Status” has the meaning specified in Section 10.20(b).

“Group Closing Date Term B Loans Ratable Status” has the meaning specified in Section 10.20(b).

“Group Facilities Ratable Status” has the meaning specified in Section 10.20(b).

“Group Refinancing Loans Ratable Status” has the meaning specified in Section 10.20(b).

“Group Revolving Credit Facility Ratable Status” has the meaning specified in Section 10.20(b).

“Guarantee Obligations” means, as to any Person, without duplication (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee Obligations” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” or “Guaranties” means (a) that certain guarantee of the Secured Obligations pursuant to the Guarantee and Security Agreement dated as of the Closing Date by and among the Borrower, certain other Guarantors named on the signature page thereto and the Collateral Agent acting on behalf of Secured Parties, (b) that certain guarantee of the Marshall Secured Obligations pursuant to the Guarantee and Security Agreement dated as of the Closing Date by and among Nexstar Media, the Nexstar Borrower, certain other guarantors named on the signature page thereto and the collateral agent under the Nexstar Credit Agreement acting on behalf of the “Secured Parties” (as defined in the Nexstar Credit Agreement), (c) each supplemental guarantee delivered pursuant to the agreements set forth in clauses (a) and (b) above, (d) [Reserved] and (e) each other Guarantee or guaranty agreement entered into from time to time for the purpose of guaranteeing all or any portion of the Marshall Secured Obligations.

“Guarantor” means:

(a)the Borrower,

(b)each other Covenant Entity that is a Wholly-Owned Domestic Subsidiary of the Borrower, except any Non-Guarantor Subsidiary,

(c)the Nexstar Guarantors,

(d)each other Person otherwise required to issue a Guaranty of all or any portion of the Marshall Secured Obligations after the Closing Date, and

(e)each other Person that executes and delivers a Guaranty to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law due to their hazardous, toxic, dangerous or deleterious characteristics.

“Hedge Bank” means (a) Bank of America and each of its Affiliates, and (b) each other Person that, at the time it enters into a Secured Hedge Agreement with a Covenant Entity, a Group Lender or an Affiliate of a Group Lender.

“Honor Date” means the date of any payment by an L/C Issuer under a Letter of Credit.

“Host Channel Sharing Agreement” means a Channel Sharing Agreement with respect to which any Covenant Entity is the licensee of a channel sharer station within the meaning of 47 C.F.R. § 73.3700(a)(4).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means each Subsidiary of the Borrower that is an “Immaterial Subsidiary” as defined in the Nexstar Credit Agreement and is designated as such by the Borrower pursuant to Section 6.02(h).

“Impacted Loans” has the meaning specified in Section 3.03.

“Incentive Auction” means the auction conducted by the FCC under Section 6403 of the Middle Class Tax Relief and Job Creation Act (Pub. L. No. 112-96, § 6403, 126 Stat. 156, 225-230 (2012)), codified at 47 U.S.C. § 1452.

“Incentive Auction Results Public Notice” means the public notice issued by the FCC following completion of the Incentive Auction which announces the results of the Incentive Auction and new broadcast television channel assignments, as contemplated by 47 C.F.R. § 73.3700(a)(2).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all reimbursement or payment obligations of such Person with respect to letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business pursuant to ordinary terms and (ii) any purchase price adjustments and earn‑out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness;

(g)all obligations of such Person in respect of Disqualified Equity Interests; and

(h)all Guarantee Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or similar organization under the laws of the jurisdiction of such joint venture) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Net Debt (as defined in the Nexstar Credit Agreement) (without giving effect to clause (b) thereof) and (B) exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party or any Restricted Subsidiary of a Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indenture Documentation” has the meaning specified in the Nexstar Credit Agreement.

“Information” has the meaning specified in Section 10.07.

“Initial Lenders” means the Lenders holding the Commitments or Loans on the Closing Date, as set forth on the Closing Date Facilities Schedule.

“Intercreditor Agreement” means any intercreditor agreement by and among the Borrower, the Collateral Agent and the collateral agents or other representatives for the holders of Indebtedness secured by Liens on the Collateral that are intended to rank pari passu (without control of remedies) or junior to the Liens securing the Obligations and the other Group Obligations and that are otherwise Liens permitted pursuant to Section 7.01, providing that, the Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions and the expiration of any standstill provisions) and in form and substance reasonably satisfactory to the Collateral Agent.

“Intercreditor Agreement Among Group Lenders” means the intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent and substantially in the form of Exhibit J.

“Intercreditor Lien Subordination Provisions” has the meaning specified in Section 8.01(l).

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all of the Appropriate Lenders; provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person (including pursuant to any Sale Leaseback) or (d) any Sharing Arrangement except any Station Sharing Arrangements.  For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined at the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions actually received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents (not in excess of the amount of Investments originally made).

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Sales Agreement” means, with respect to a television broadcast station, a joint sales agreement or other similar contractual arrangement pursuant to which a Person, other than the Person holding the FCC License of such television broadcast station or an affiliate of such Person, obtains the right to (a) set the advertising rates for such television broadcast station and/or (b) conduct or manage the sale of advertising availabilities on such television broadcast station (whether all or a portion of such availabilities).

“Junior Lien Debt” means Indebtedness incurred by a Covenant Entity that is secured by a Lien that is junior to the Lien on the Collateral securing the Obligations.

“JV Entity” means (a) any joint venture and (b) any non‑Wholly‑Owned Subsidiary of the Covenant Entities.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Borrower Honor Date or refinanced as a Revolving Credit Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means any Lender (or any of their respective Subsidiaries or Affiliates) that becomes an L/C Issuer in accordance with Section 2.03(k) or Section 9.06(d) in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  On the Closing Date, there is no L/C Issuer.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.

“LCA Election” has the meaning specified in the Nexstar Credit Agreement.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuers and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning specified in Section 2.05(e)(iii).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the amount set forth on the Facilities Schedule and (b) the aggregate amount of the Revolving Credit Commitments.  On the Closing Date the Letter of Credit Sublimit is zero.

“License” means any authorization, permit, consent, special temporary authorization, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority which permits or authorizes the acquisition, construction, ownership or operation of a television broadcast station or any part thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” has the meaning specified in the Nexstar Credit Agreement.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan (including any Refinancing Term Loans or loans made pursuant to any Refinancing Revolving Commitment).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes executed and delivered pursuant to Section 4.01(a)(ii), (c) the Guaranties, (d) the Security Documents, (e) the Agency Fee Letter, (f) each Intercreditor Agreement (if any), (g) the Intercreditor Agreement Among Group Lenders, (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement, (i) each Issuer Document and (j) all other agreements executed and delivered by any Loan Party in connection with this Agreement; it being understood that no Secured Hedge Agreement or Cash Management Agreement shall be a Loan Document.

“Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each other Guarantor.

“Local Marketing Agreement” means, a local marketing agreement, time brokerage agreement or similar arrangement pursuant to which a Person, subject to customary licensee preemption rights and other limitations, obtains the right to exhibit programming and sell advertising time constituting 15% or more of the air time per week of a television broadcast station licensed to another Person.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Lenders” means the Required Revolving Credit and Term A Lenders.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Covenant Entity:

(a)in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(b)in respect of moving related expenses incurred in connection with any closing or consolidation of any facility or office; or

(c)not exceeding $250,000 in the aggregate outstanding at any time.

“Marshall Equity Holders” means (a) Pluria Marshall, Jr., his children, stepchildren, grandchildren or more remote descendants, parents, stepparents, grandparents, spouses, former spouses, qualified domestic partners, siblings, mothers-in-law, fathers-in-law, sons-in-law and daughters-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, their respective heirs and estates, (b) the Nexstar Borrower to the extent the transfer of the Equity Interests to the Nexstar Borrower is in compliance with the Communications Laws and other applicable Laws and (c) any other Person permitted to hold Equity Interests in the Borrower and reasonably satisfactory to the Administrative Agent and the Required Revolving Credit and Term A Lenders.

“Marshall Guarantor” means all Guarantors that are either the Borrower or any Subsidiary of the Borrower.

“Marshall Secured Obligations” means (a) the Obligations and (b) Secured Hedging/Cash Management Obligations, excluding any Excluded Swap Obligations.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, properties, liabilities (actual or contingent) or financial condition of the Consolidated Group Entities taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents in respect of the Secured Obligations, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties (taken as a whole) of the Loan Documents in respect of the Secured Obligations.

“Material Real Property” means any Real Property other than Non‑Material Real Property.

“Material Subsidiary” means each Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means, with respect to each Facility, the applicable date set forth on the Facilities Schedule for such Facility, provided that if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day, provided further that the Maturity Date shall be no later than December 31, 2019.

“Maximum Rate” has the meaning specified in Section 10.09.

“Media General” has the meaning specified in the recitals hereto.

“Merger Agreement” has the meaning specified in the recitals hereto.

“Merger Sub” has the meaning specified in the recitals hereto.

“Minimum Extension Condition” has the meaning specified in Section 2.15(b).

“Minimum Tranche Amount” has the meaning specified in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, a deed of trust, trust deed, deed to secure debt, mortgage and other similar instruments creating and evidencing Liens on one or more Real Properties made by the Loan Parties for the benefit of the Secured Parties to secure all or any part of the Obligations, together with the assignments of leases and rents referred to therein or executed in connection therewith, including any Mortgage executed and delivered pursuant to Section 6.11 and Section 6.14.

“Mortgage Policy” means a fully paid American Land Title Association Lender’s Extended Coverage title insurance policy with endorsements and in an amount acceptable to the Administrative Agent and Collateral Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent and Collateral Agent, insuring the Mortgage in question to be valid first and subsisting Lien on the property described therein, free and clear of all defects (including, but not limited to, filed mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted under the Loan Documents, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Administrative Agent and Collateral Agent may deem necessary or desirable.

“Mortgaged Properties” means, collectively, all Material Real Properties owned by any Loan Party that become subject to a Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Covenant Entity or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Cash Proceeds” means:

(a)with respect to any Disposition by a Covenant Entity, or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of a Covenant Entity) over (ii) the sum of (A) the principal amount, premium or penalty, if any of any Indebtedness that is secured by the applicable asset subject to such Disposition or Casualty Event and that is required to be repaid (and timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out‑of‑pocket fees and expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by a Covenant Entity in connection with such Disposition or Casualty Event, (C) Taxes paid or reasonably estimated to be actually payable as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated Taxes pursuant to subclause (C) exceeds the amount of Taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by a Covenant Entity after such sale or other disposition thereof, including pension and other post‑employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non‑cash consideration by a Covenant Entity in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this subclause (D) or if such liabilities have not been satisfied in cash and such reserve is not reversed within 365 days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year for all Dispositions shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b)with respect to the incurrence or issuance of any Indebtedness by any Covenant Entity, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions and other reasonable and customary out‑of‑pocket expenses, incurred by such Covenant Entity in connection with such incurrence or issuance; and

(c)with respect to any Permitted Equity Issuance by any direct or indirect parent of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Nexstar Borrower” means Nexstar Broadcasting, Inc., a Delaware corporation.

“Nexstar Compliance Certificate” means the “Compliance Certificate” under the Nexstar Credit Agreement.

“Nexstar Credit Agreement” means that certain Credit Agreement dated as of the Closing Date by and among Nexstar Media, the Nexstar Borrower, Bank of America, N.A. as the administrative agent and the collateral agent and the financial institutions from time to time party thereto.

“Nexstar Guarantors” has the meaning specified in the Nexstar Credit Agreement.

“Nexstar Guaranty Date” means the date specified in a written notice executed by both the Nexstar Borrower and the Borrower indicating that the Guarantors hereunder shall constitute “Guarantors” (as defined in the Nexstar Credit Agreement) under the Nexstar Credit Agreement.

“Nexstar Media” means Nexstar Media Group, Inc. (f/k/a Nexstar Broadcasting Group, Inc.), a Delaware corporation.

“Nexstar Obligations” means the “Obligations” under the Nexstar Credit Agreement.

“Nexstar Secured Obligations” has the meaning set forth in the Nexstar Credit Agreement.

“Nexstar Security Documents” means (a) that certain Guarantee and Security Agreement dated as of the Closing Date by and among Nexstar Media, the Nexstar Borrower and certain other grantors named on the signature page thereto in favor of the collateral agent under the Nexstar Credit Agreement, and (b) any other “Security Documents” (as defined in the Nexstar Credit Agreement) executed by the Nexstar Guarantors securing or purporting to secure all or any portion of the Secured Obligations.

“Nexstar/VIE Agreement” means any and all agreements executed between or among Nexstar Media or any of its Subsidiaries and the Borrower, including, without limitation, those agreements listed on Schedule 5.22.

“Non‑Consenting Lender” means any Group Lender that does not approve any consent, waiver or amendment under any Group Credit Agreement or Group Loan Document that (a) requires the approval of all Group Lenders or all affected Group Lenders in accordance with the terms of Section 10.01 or Section 10.26 of each Group Credit Agreement and (b) has been approved by the Majority Lenders, the Required Revolving Credit Lenders, the Required Term Lenders of the applicable Class or the Required Revolving Credit and Term A Lenders, as applicable.

“Non-Extended Lender” means, if there has been an extension effected in accordance with the terms of Section 2.15 of any Facility, Lenders of such Facility that are not Extending Revolving Credit Lenders or Extending Term Lenders, as applicable, with respect to such Facility.

“Non-Guarantor Subsidiaries” means (a) any Immaterial Subsidiary, (b) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date and not entered into in contemplation of the Acquisition (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from providing a Guaranty of the Secured Obligations or if guaranteeing the Secured Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (c) any other Subsidiary with respect to which, in the reasonable judgments of the Borrower and the Administrative Agent, the cost (including any adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (d) any CFC Holdco of the Borrower.

“Non‑Loan Party” means any Covenant Entity that is not a Loan Party.

“Non‑Material Real Property” means any Real Property of a Covenant Entity where the book value is less than $25,000,000.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note, or a Revolving Credit Note, as the context may require.

“Notice of Reinvestment Election” has the meaning specified in Section 2.05(b)(ii)(B).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents shall include (i) the obligation (including Guarantee Obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (ii) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent or the Collateral Agent, in its sole discretion, may elect to pay or advance on behalf of such Loan Party but shall exclude any Guarantee Obligations of any Loan Party under the Guaranties in respect of obligations under other Group Credit Agreements and other Group Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offered Loans” has the meaning specified in Section 2.05(e)(iii).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing) by the Borrower.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the relevant L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which rate for the avoidance of doubt shall never be less than zero).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is maintained or is contributed to by a Covenant Entity and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Asset Swap” means any Asset Swap permitted to occur under the terms of Section 7.05(m).

“Permitted Business” means the construction, ownership, operation, management, promotion, extension or other utilizations of any type of television broadcasting system or any similar television broadcasting business, including the syndication of television programming, the obtaining of a Broadcast License or franchise to operate such a system or business and activities incidental thereto.

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in each case to the extent permitted (or not prohibited) hereunder and so long as no Change of Control will occur as a result of such sale or issuance.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.02, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (e) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, optional prepayment, call protection and redemption terms) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended as reasonably determined by the Borrower, and (f) such modification, refinancing, refunding, renewal or extension is only incurred by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of a Loan Party (or, solely with respect to such a plan subject to Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate) or any such Plan to which a Loan Party (or, solely with respect to such a plan subject to Title IV of ERISA or Section 412 of the Code, any ERISA Affiliate) is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means that certain pledge agreement dated as of the Closing Date by and among the Marshall Equity Holders and the Collateral Agent acting on behalf of the Secured Parties.

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.05(e)(ii).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, at any time, each Loan Party, that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying Lenders” has the meaning specified in Section 2.05(e)(iv).

“Qualifying Loans” has the meaning specified in Section 2.05(e)(iv).

“Rate Floor” means, for each Facility and each Class and Type, the applicable rate floor set forth on the Facilities Schedule for such Facility.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, and the improvements and fixtures located thereon, excluding leasehold interests.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party or any Subsidiary of a Loan Party hereunder.

“Refinancing” means the repayment in full and termination of all commitments under the Existing Marshall Credit Agreement.

“Refinancing/Extension Condition” means, with respect to any Extension or Refinancing Facility with a maturity date later than December 1, 2019, the terms and conditions relating to such Extension and/or Refinancing Facility (including but not limited to (i) cross-default, cross-guarantee, and cross-collateralization by the Nexstar Guarantors of this Agreement and (ii) cross-default, cross-guarantee, and cross-collateralization by the Marshall Guarantors of the Nexstar Credit Agreement, if the Borrower shall have been designated a Material VIE (as defined in the Nexstar Credit Agreement) that is not an Excluded VIE (as defined in the Nexstar Credit Agreement) under the Nexstar Credit Agreement) shall be permissible pursuant to the Communications Laws or any waiver or modification thereof, as reasonably determined by the Administrative Agent.

“Refinancing Facilities” has the meaning specified in Section 2.14(a).

“Refinancing Facility Amendment” has the meaning specified in Section 2.14(c).

“Refinancing Revolving Commitments” means Commitments under the Refinancing Revolving Facilities.

“Refinancing Revolving Facilities” has the meaning specified in Section 2.14(a).

“Refinancing Revolving Lender” means each Lender providing a portion of the Refinancing Revolving Commitments.

“Refinancing Term Loans” has the meaning set forth in Section 2.14(a).

“Register” has the meaning specified in Section 10.06(c).

“Related Indemnified Person” means, with respect to any Indemnitee, (a) any controlling person or controlled affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its controlling persons or controlled affiliates and (c) the respective agents, advisors or representatives of such Indemnitee or any of its controlling persons or controlled affiliates, in the case of this clause (c) acting on behalf of such Indemnitee, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this definition pertains to a controlled affiliate or controlling person involved in the Transactions.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, counsel, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30‑day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Revolving Credit and Term A Lenders” means, as of any date of determination, Group Revolving Credit Lenders and Group Term Lenders holding Term A Loans that collectively hold more than 50% of the sum of (a) the Group Total Revolving Credit Outstandings (with the aggregate amount of each Group Revolving Credit Lender’s risk participation and funded participation in Group L/C Obligations and Group Swing Line Loans being deemed “held” by such Group Revolving Credit Lender for purposes of this definition), (b) aggregate unused Group Revolving Credit Commitments and (c) Group Total Term Loan Outstandings of Group Term Loans constituting Term A Loans.  The unused Group Revolving Credit Commitment of, and the portion of the Group Total Revolving Credit Outstandings held or deemed held by, any Group Defaulting Lender shall be disregarded at any time; provided that the amount of any participation in any Group Swing Line Loan and Group Unreimbursed Amounts that such Group Defaulting Lender has failed to fund that have not been reallocated to and funded by another Group Lender shall be deemed to be held by the Group Lender that is the

Group Swing Line Lender or the relevant Group L/C Issuer, as the case may be, in making such determination.  The portion of the Group Total Term Loan Outstandings held or deemed held by any Defaulting Lender shall be disregarded.

“Required Revolving Credit Lenders” means, as of any date of determination, Group Revolving Credit Lenders holding more than 50% of the sum of (a) the Group Total Revolving Credit Outstandings (with the aggregate amount of each Group Revolving Credit Lender’s risk participation and funded participation in Group L/C Obligations and Group Swing Line Loans being deemed “held” by such Group Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Group Revolving Credit Commitments.  The unused Group Revolving Credit Commitment of, and the portion of the Group Total Revolving Credit Outstandings held or deemed held by, any Group Defaulting Lender shall be disregarded in determining Required Revolving Credit Lenders at any time; provided that the amount of any participation in any Group Swing Line Loan and Group Unreimbursed Amounts that such Group Defaulting Lender has failed to fund that have not been reallocated to and funded by another Group Lender shall be deemed to be held by the Group Lender that is the Group Swing Line Lender or the relevant Group L/C Issuer, as the case may be, in making such determination.

“Required Term Lenders” of a “Class” means, as of any date of determination, Group Term Lenders holding more than 50% of the sum of the Group Total Term Loan Outstandings of the applicable Class.  The portion of the Group Total Term Loan Outstandings of the applicable Class held or deemed held by any Defaulting Lender shall be disregarded in determining Required Term Lenders of such Class at any time.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a specified Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a specified Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent, or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Covenant Entity, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent of any thereof) in respect of such Equity Interest.

“Restricted Subsidiary” of a Person means a Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) or Section 2.03, as applicable, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on the Closing Date Facilities Schedule under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Note” means a promissory note made by the Borrower payable to any Revolving Credit Lender, or its registered assigns, evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C‑1.

“S&P” means S&P Global Ratings or any successor thereto.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which a Person (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.02(c) that is entered into by and between any Covenant Entity and any Hedge Bank.

“Secured Hedging/Cash Management Obligations” means (a) the obligations of any Covenant Entity arising under any Secured Hedge Agreement and (b) Cash Management Obligations, in each case including interest, fees and other amounts that accrue after the commencement by or against any Loan Party, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Obligations” means, (a) the Obligations, (b) the Secured Hedging/Cash Management Obligations, (c) on and after the Nexstar Guaranty Date, the Nexstar Secured Obligations and (d) on and after the Nexstar Guaranty Date, the Guarantee Obligations of Marshall Guarantors under the Guaranties in respect of Nexstar Secured Obligations; provided that the “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers, the Swing Line Lender, the Cash Management Banks, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means that Guarantee and Security Agreement dated as of the Closing Date by and among the Borrower, the other grantors party thereto and the Collateral Agent.

“Security Agreement Supplement” means the Guarantee and Security Agreement Supplement as defined in the Security Agreement.

“Security Documents” means, collectively, the Nexstar Security Documents, the Security Agreement, the Mortgages (if any), the Pledge Agreement, each of the deeds of trust, mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements, assignments, account control agreements, or other agreements granting Liens or security interests, or assignments, required to be delivered pursuant to Section 4.01, Section 6.11 or Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent or the Administrative Agent for the benefit of any of the Secured Parties securing all or any portion of the Marshall Secured Obligations.

“Senior Notes” has the meaning specified in the Nexstar Credit Agreement.

“Shared Services Agreement” means a shared services arrangement or other similar contractual arrangement pursuant to which a Person owning a television broadcast station provides certain technical, business, management, administrative, back‑office or other services in support of the business or operation of a second television broadcast station owned by another Person (who is not an Affiliate of the first Person).

“Sharing Arrangement” means any Shared Services Agreement, Joint Sales Agreement or Local Marketing Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date, on a consolidated basis, (a) has property with fair value greater than the total amount of its debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) has assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (c) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small capital.

“Specified Representations” means the representations and warranties of the Borrower and set forth in Sections 5.01(a) (solely as it relates to the Loan Parties), 5.01(b)(ii), 5.02 (other than 5.02(b)), 5.04, 5.12, 5.15, 5.16 (subject to the proviso to Section 4.01(a)(iv)) and 5.20 (limited to the use of proceeds of the Loans on the Closing Date).

“Station” means, at any time and with respect to the television broadcast stations of the Borrower (or, as applicable any Subsidiary of the Borrower) (a) as set forth on Schedule 1.01(b) hereto, or (b) as acquired, directly or indirectly, by a Covenant Entity after the Closing Date pursuant to a transaction permitted under the Loan Documents; provided, that any such television broadcast station that ceases to be owned, directly or indirectly, by a Covenant Entity pursuant to a transaction permitted under the Loan Documents shall, upon the consummation of such transaction, cease to be a “Station” hereunder.  This definition of “Station” may be used with respect to any single television station meeting any of the preceding requirements or all such television stations, as the context requires.

“Station Sharing Arrangement” means any Sharing Arrangement under which a Person, other than a Covenant Entity, provides services or obtains the right to provide programming to, or sells advertising availabilities on or with respect to, a Station.

“Subordinated Debt” means Indebtedness incurred by a Covenant Entity that by its terms is subordinated in right of payment to the prior payment of all Obligations of such Covenant Entity under the Loan Documents.

“Subordinated Debt Documents” means any agreement, indenture and instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordination Provisions” has the meaning specified in Section 8.01(l).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  For the avoidance of doubt, a Variable Interest Entity of a Person is not a Subsidiary of such Person.

“Surviving Indebtedness” has the meaning specified in Section 7.02(s).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Group Lender or any Affiliate of a Group Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means a revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.  On the Closing Date, there is no Swing Line Facility.

“Swing Line Lender” means the Revolving Credit Lender and its Subsidiaries and Affiliates designated as a “Swing Line Lender” by the Borrower, consented to by such Lender and the Administrative Agent, or any successor swing line lender(s) hereunder.  On the Closing Date, there is no Swing Line Lender.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B, or in such other form agreed to by the Borrower and the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) the amount set forth on the Facilities Schedule and (b) the aggregate principal amount of the Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.  On the Closing Date, the Swingline Sublimit is zero.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Loan Commitment” means, as to each Term Lender, its obligation (if any) to (a) make Closing Date Term Loans constituting Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on the Closing Date Facilities Schedule under the caption “Term A Loan” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Loans” means a term loan “A” facility as such term is understood in the leveraged finance market and which is marketed primarily to banking institutions rather than to institutional investors and any increase to any Term Facility constituting Term A Loans.  Term Facilities constituting Term A Loans are so designated on the Facilities Schedule.

“Term B Loans” means a term loan “B” facility as such term is understood in the leveraged finance market and which is marketed primarily to institutional investors and any increase to any Term Facility constituting Term B Loans.  Term Facilities constituting Term B Loans are so designated on the Facilities Schedule.

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and the same Class and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders of the applicable Class under this Agreement.

“Term Facility” means, at any time, the aggregate principal amount of the Term Loans of all Term Lenders of the applicable Class outstanding at such time.

“Term Lender” of a “Class” means at any time, any Lender that has a Term Loan of the applicable Class at such time.

“Term Loan” means the term loans made by the Term Lenders pursuant to Section 2.01(a), Extended Term Loans and Refinancing Term Loans.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, or its registered assigns, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C‑2.

“Test Period” has the meaning set forth in the Nexstar Credit Agreement.

“Threshold Amount” means $50,000,000.

“Total Revolving Credit Outstandings” means, on any date of determination, the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations on such date.

“Total Term Loan Outstandings” of a “Class” means on any date of determination, the aggregate Outstanding Amount of all Term Loans of the applicable Class on such date.

“Transaction Expenses” means all premiums, fees, costs and expenses incurred or payable by or on behalf of the Borrower in connection with the Transactions, including, without limitation, the funding of any original issue discount, upfront fees and legal expenses.

“Transactions” means, collectively, (a) [Reserved], (b) the negotiation, execution and delivery of the Loan Documents and the extension of credit thereunder on the Closing Date, (c) [Reserved], (d) the Refinancing, (e) the consummation of any other transaction in connection with the foregoing and (f) the payment of Transaction Expenses.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non‑perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non‑perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means each Subsidiary of the Borrower that is an Unrestricted Subsidiary (as defined in the Nexstar Credit Agreement) and designated as such by the Borrower pursuant to such definition and Section 10.23.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Variable Interest Entity” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity with respect to which such Person is deemed to have a controlling financial interest and is required to consolidate in such Person’s financial statement pursuant to ASC 810 (Consolidation under GAAP), as reasonably determined by such Person in good faith.  For the avoidance of doubt, a Subsidiary of a Person is not a Variable Interest Entity of such Person.

“VIE Borrower” means, as applicable, any of (a) the Borrower, the Mission Borrower and the Shield Borrowers, and (b) any other Variable Interest Entity of Nexstar Media that becomes a “VIE Borrower” pursuant to an amendment to this Agreement and the Nexstar Credit Agreement in accordance with the provisions of Section 10.26 and Section 10.26 of the Nexstar Credit Agreement, respectively, in each case, only for so long as its applicable VIE Credit Agreement remains outstanding.

“VIE Credit Agreement” means (a) on the Closing Date, each credit agreement with each of the Borrower, the Mission Borrower and the Shield Borrowers and (b) thereafter, each credit agreement with any other Variable Interest Entity of Nexstar Media that is designated as a “VIE Credit Agreement” pursuant to an amendment to this Agreement and the Nexstar Credit Agreement in accordance with the provisions of Section 10.26 and Section 10.26 of the Nexstar Credit Agreement, respectively.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one‑twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayment made on such Indebtedness shall be disregarded in making such calculation.

“Wholly‑Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares, (b) shares issued to foreign nationals to the extent required by applicable Law and (c) other de minimis share issuances required by local Law) are owned by such Person and/or by one or more Wholly‑Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and

“including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) herein or in any other Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, and shall specifically include all Schedules and Exhibits to each such document, including but not limited to, the Facilities Schedule to this Agreement, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  The Facilities Schedule and all other Schedules and Exhibits, shall in each case be deemed to be a part of this Agreement and all provisions of the Facilities Schedule shall be subject in all cases to the terms and provisions of this Agreement and the other Loan Documents as if each such term had been included in the applicable provisions of this Agreement.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)All references to the Nexstar Credit Agreement shall in each case be deemed to be to references to the Nexstar Credit Agreement in effect on such date; provided that if the Nexstar Credit Agreement has been terminated or is no longer in full force and effect, such references shall be deemed to be the Nexstar Credit Agreement most recently in effect prior to such termination.  All such referenced provisions in the Nexstar Credit Agreement shall in each case be deemed part of this Agreement (including the defined terms referenced in such Nexstar Credit Agreement, if applicable) as if each such term had been included in the applicable provisions of this Agreement.

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect any requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

1.04Rounding.  Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement or required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding‑up if there is no nearest number).

1.05Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.06Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

1.07Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

1.08[Reserved].

Article II
the COMMITMENTS and Credit Extensions

2.01The Loans.

(a)The Term Loans.

(i)Term A Loans: Subject to the terms and conditions set forth herein, each Term Lender with a Term A Loan Commitment severally agrees to make such Term Loans on the Closing Date.

(ii)[Reserved]

(iii)General.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b)The Revolving Credit Loans.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any such Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment.  Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02Borrowings, Conversions and Continuations of Loans.  (a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Loan Notice.  Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of or continuation of Eurodollar Rate Loans or of any conversion of Base Rate

Loans to Eurodollar Rate Loans or Eurodollar Rate Loans to Base Rate Loans (or with respect to the Borrowing on the Closing Date, one Business Day prior to the requested date of such Borrowing), and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 10:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  For the avoidance of doubt, the Borrower and the Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.  Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in the preceding subsection.  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 noon on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Majority Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Majority Lenders.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)Anything in subsections (a) to (d) above to the contrary notwithstanding after giving effect to all Term Borrowings and Revolving Credit Borrowings, all conversions of Term Loans and Revolving Credit Loans from one Type to the other, and all continuations of Term Loans and Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect for Term Borrowings and Revolving Credit Borrowings.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower and its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit, and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued under this Agreement; provided that (a) after giving effect to any L/C Credit Extension with respect to any Letter of Credit, the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (b) no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit if after giving effect to such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Revolving Credit Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.

Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  For the avoidance of doubt, on the Closing Date, there is no commitment to issue Letters of Credit hereunder.

(ii)An L/C Issuer shall not issue any Letter of Credit if:

(A)subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B)subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (x) all the Revolving Credit Lenders and such L/C Issuer have approved such expiry date or (y) the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit on the later of (I) the date of issuance of such Letter of Credit and (II) the 30th day prior to the Letter of Credit Expiration Date.

(iii)An L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated for hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer is not otherwise compensated for hereunder and in good faith deems material to it;

(B)the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $20,000;

(D)the Letter of Credit is to be denominated in a currency other than Dollars;

(E)any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect in its sole discretion; or

(F)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)An L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)An L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto‑Renewal Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 10:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the relevant L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (G) the purpose and nature of the requested Letter of Credit, and (H) such other matters as the relevant L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the relevant L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the relevant L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the relevant L/C Issuer or the Administrative Agent may reasonably require.

(ii)Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the relevant L/C Issuer has received written notice from the Administrative Agent, any Revolving Credit Lender or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not have been satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto‑Renewal Letter of Credit”); provided that any such Auto‑Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each 12‑month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such 12‑month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal.  Once an Auto‑Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (unless the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit on the later of (I) the date of issuance of such Letter of Credit and (II) the 30th day prior to the Letter of Credit Expiration Date); provided, however, that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone followed promptly in writing) on or before the day that is seven Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the relevant L/C Issuer not to permit such renewal.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  Not later than 10:00 a.m. on the Business Day immediately following the Business Day on which the Borrower shall have received notice of any Honor Date (or, if the Borrower shall have received such notice later than 10:00 a.m. on any Business Day, on the second succeeding Business Day) (each such date, an “Borrower Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on such Honor Date plus interest accruing at the Base Rate from the Honor Date to the date of reimbursement by the Borrower on the Borrower Honor Date.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Applicable Revolving Credit Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Borrower Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders, and subject to the conditions set forth in Section 4.02(b).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the relevant L/C Issuer at the Administrative Agent’s Office in an amount equal to its

Applicable Revolving Credit Percentage of the Unreimbursed Amount in respect of a Letter of Credit not later than 12:00 noon on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the relevant L/C Issuer.

(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such

L/C Issuer at a rate per annum equal to the applicable Overnight Rate then in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent demonstrable error.

(d)Repayment of Participations.

(i)At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, any other Loan Document or any other agreement or instrument relating to any of the foregoing;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the relevant L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact prejudice the Borrower in any respect;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by the relevant L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, only to the extent such Letter of Credit specifies that Rule 3.14 of the ISP applies to it;

(vii)any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor‑in‑possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from any of the Guaranties or any other Guarantee, for all or any of the Obligations of any Loan Party or any Restricted Subsidiary of a Loan Party in respect of such Letter of Credit; or

(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non‑appealable decision) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the relevant L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Agents, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non‑appealable decision), or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Agents, any of their respective Related Parties nor any correspondents, participants or assignees of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (in each case as determined by a court of competent jurisdiction in a final non‑appealable decision).  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  An L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit (other than Rule 3.14, unless expressly specified in a Letter of Credit that it will apply).  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and each L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such L/C Issuer required under any Law, order, or practice that is required to be applied to any Letter of Credit or this Agreement under any Law, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP.

(h)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with, subject to Section 2.16, its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate under the Revolving Credit Facility for Eurodollar Rate Loans set forth on the Facilities Schedule times the daily maximum amount then available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (a “Fronting Fee”) with respect to each Letter of Credit issued by it, at the rate per annum equal to 0.125% computed on the daily maximum amount then available to be drawn under such Letter of Credit.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently‑ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten Business Days of demand and are nonrefundable.

(j)Conflict with Issuer Documents.  Notwithstanding anything else to the contrary in any Issuer Document, in the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)Addition of an L/C Issuer.  A Revolving Credit Lender (or any of its Subsidiaries or affiliates) may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such L/C Issuer.

(l)Provisions Related to Extended Revolving Credit Commitments.  If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non‑terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.17.  If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Credit Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit.  Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such maturity date.  Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(m)Letters of Credit Issued for Subsidiaries of the Borrower.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiaries of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(n)Reporting. Each L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at less than weekly intervals.

2.04Swing Line Loans.

(a)The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (B) the Revolving Credit Exposure of any Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment then in effect and (ii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension will, after giving effect to Section 2.16(a)(iv), have, Fronting Exposure; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan. For the avoidance of doubt, on the Closing Date, there is no commitment to make Swing Line Loans hereunder.

(b)Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by  (A) telephone or (B) by a Swing Line Loan Notice; provided any telephonic notice must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a Swing Line Loan Notice.  Each such Swing Line Loan notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess thereof shall be in an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c)Refinancing of Swing Line Loans.

(i)The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent demonstrable error.

(iv)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not to purchase and fund risk participations in Swing Line Loans) pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)Repayment of Participations.

(i)At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(l)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

2.05Prepayments.

(a)Optional Prepayments.

(i)The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans of any Class and Revolving Credit Loans of any Class in whole or in part without premium or penalty (except as set forth below); provided that (A) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans, (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility and Refinancing Facility).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of any outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the installments thereof as directed by the Borrower (it being understood and agreed that if the Borrower does not so direct at the time of such prepayment, such prepayment shall be applied against the scheduled repayments of such Term Loans under Section 2.07(a) in direct order of maturity) and shall be paid to the Appropriate Lenders, subject to Section 2.16, in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities and Refinancing Facilities.

(ii)The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)Notwithstanding anything to the contrary contained in this Agreement, the Borrower may, subject to Section 3.05, rescind any notice of prepayment under Section 2.05(a) if such prepayment would have resulted from a refinancing of all of the Facilities and Refinancing Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv)[Reserved]

(b)Mandatory Prepayment.

(i)Within five Business Days after the date financial statements are required to be delivered pursuant to Section 6.01(a) of the Nexstar Credit Agreement and the related Group Compliance Certificate has been delivered pursuant to Section 6.02(a) of the Nexstar Credit Agreement, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans allocated by the Nexstar Borrower to the Borrower.

(ii)(A) Subject to Section 2.05(b)(ii)(B), if (1) any Covenant Entity Disposes of any property or assets pursuant to Section 7.05(h), (i), (n) or (o)(y) (to the extent provided thereunder) or (2) any Casualty Event occurs, which in the aggregate results in the realization or receipt by such Person of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(C), of an aggregate principal amount of Term Loans equal to the percentage represented by the quotient of (x) the Outstanding Amount of Term Loans at such time divided by (y) the sum of the Outstanding Amount of the Term Loans at such time and the amount of any other Indebtedness constituting term loans or term notes outstanding at such time that is secured by a Lien ranking pari passu with the Liens securing the Term Loans and requiring a like prepayment from such Net Cash Proceeds (such percentage, the “Asset Percentage”) of all such Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B)With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower (as evidenced in a written notice of reinvestment election (a “Notice of Reinvestment Election”) delivered to the Administrative Agent within ten Business Days after the date of realization or receipt of such Net Cash Proceeds), the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business (other than working capital) and in capital expenditures related to property, plant or equipment, including for the avoidance of doubt, initial and subsequent payments under any Channel Sharing Agreement to which any Covenant Entity is a Channel Sharee, any shared capital expenditures made pursuant to a Channel Sharing Agreement to which any Covenant Entity is a Channel Sharee within the later of (x) 12 months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within 12 months following receipt thereof, 180 days of the date of such legally binding commitment; provided that (i) so long as a Default or an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadline specified in clause (x) or (y) above, as applicable, or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a Notice of Reinvestment Election, an amount equal to the Asset Percentage of such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(C), to the prepayment of the Term Loans as set forth in this Section 2.05.

(C)On each occasion that the Borrower must make a prepayment of the Term Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, within five Business Days after the date of realization or receipt of such Net Cash Proceeds (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(B), within five Business Days of the deadline specified in clause (x) or (y) thereof, as applicable, or of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(v) below, of the principal amount of Term Loans in an amount equal to the Asset Percentage of any such Net Cash Proceeds realized or received.

(iii)If any Covenant Entity incurs or issues any (A) Refinancing Term Loans, (B) Indebtedness pursuant to Section 7.02(t)(i) or (C) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.02, the Borrower shall (1) designate such Term Loans to be prepaid (other than in the case of a prepayment pursuant to subclause (C)) and (2) cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five Business Days after the receipt of such Net Cash Proceeds.  If the Borrower obtains any Refinancing Revolving Commitments, the Borrower shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount pursuant to Section 2.06.

(iv)(A) Except as provided pursuant to subclause (B) below, each prepayment of any Term Loans being prepaid pursuant to this Section 2.05(b) shall be applied pro rata among the Term Loans and within each such tranche first, to the installments thereof pro rata in direct order of maturity for the next eight scheduled payments pursuant to Section 2.07(a) following the applicable prepayment event and second, to the remaining installments thereof pro rata, (B) each prepayment pursuant to Section 2.05(b)(iii)(A) or (B) shall be applied as directed by the Borrower, and (C) each such prepayment shall be paid to the Lenders receiving such prepayment in accordance with their respective Applicable Percentages subject to clause (v) of this Section 2.05(b).

(v)The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i), (ii), and (iii) of this Section 2.05(b) at least five Business Days prior to 1:00 p.m. on the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Applicable Percentage of the prepayment.

(vi)[Reserved].

(c)If for any reason the Total Revolving Credit Outstandings at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section

2.05(c) unless after the prepayment in full of the Revolving Credit Loans, Swing Line Loans and L/C Borrowings, the Total Revolving Credit Outstandings exceed the aggregate Revolving Credit Commitments then in effect.  All amounts required to be paid pursuant to this Section 2.05(c) shall be applied first, ratably to the L/C Borrowings and the Swing Line Loans, second, ratably to the outstanding Revolving Credit Loans, and third, to Cash Collateralize the remaining L/C Obligations.  Within the parameters of the applications set forth in the foregoing sentence, such prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities.  No prepayment under this Section 2.05(c) shall result in a mandatory reduction of Revolving Credit Commitments.

(d)Anything contained in Section 2.05(b) to the contrary notwithstanding, (i) if, following the occurrence of any “Asset Disposition” (as such term is defined in any Indenture Documentation, or any similar concept in any Indenture Documentation) by any Covenant Entity or any of its Subsidiaries, the Borrower is required to commit by a particular date (a “Commitment Date”) to apply or cause its Subsidiaries to apply an amount equal to any of the “Excess Proceeds” (as defined in any Indenture Documentation, or any similar concept in any Indenture Documentation) thereof in a particular manner, or to apply by a particular date (an “Application Date”) an amount equal to any such “Excess Proceeds” in a particular manner, in either case in order to excuse the Borrower from being required to make an “Asset Disposition Offer” (as defined in any Indenture Documentation, or any similar concept in any Indenture Documentation) in connection with such “Asset Disposition,” and the Borrower shall have failed to so commit or to so apply an amount equal to such “Excess Proceeds” at least 60 days before the applicable Commitment Date or Application Date, as the case may be, or (ii) if the Borrower at any other time shall have failed to apply or commit or cause to be applied an amount equal to any such “Excess Proceeds,” and, within 60 days thereafter assuming no further application or commitment of an amount equal to such “Excess Proceeds” the Borrower would otherwise be required to make an “Asset Disposition Offer” in respect thereof, then in either such case the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to such “Excess Proceeds” to be applied to the payment of the Loans and L/C Borrowings and to Cash Collateralize the remaining L/C Obligations in the manner set forth in Section 2.05(b) in such amounts as shall excuse the Borrower from making any such “Asset Disposition Offer.”

(e)Discounted Voluntary Prepayments.

(i)Notwithstanding anything to the contrary set forth in this Agreement (including Section 2.13) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay Term Loans to the Lenders thereof at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(e); provided that (A) no proceeds from Revolving Credit Loans shall be used to consummate any such Discounted Voluntary Prepayment, (B) any Discounted Voluntary Prepayment hereunder must be offered to all relevant Term Lenders on a pro rata basis and must be offered simultaneously on a pro rata basis with a “Discounted Voluntary Prepayment” as defined in the other Group Credit Agreements, as applicable on a pro rata basis, (C) no Default shall have occurred and be continuing or would result from such Discounted Voluntary Prepayment, (D) no more than one Discounted Prepayment Option Notice shall be issued and pending at any one time and (E) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(e) has been satisfied and (2) specifying the aggregate principal amount of Term Loans to be prepaid pursuant to such Discounted Voluntary Prepayment.

(ii)To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Auction Manager substantially in the form of Exhibit F hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay any one or more designated Classes of Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below.  The Proposed Discounted Prepayment Amount of any Loans shall not be less than $10,000,000.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)Upon receipt of a Discounted Prepayment Option Notice, the Auction Manager shall promptly notify each applicable Lender thereof.  On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit G hereto (each, a “Lender Participation Notice”) to the Auction Manager (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”).  Based on the Acceptable Discounts and principal amounts of the Loans to be prepaid specified by the Lenders in the applicable Lender Participation Notice, the Auction Manager, in consultation with the Borrower, shall determine the applicable discount for such Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (1) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.05(e)(ii) for the Discounted Voluntary Prepayment or (2) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans.  Any Lender with outstanding Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(iv)The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v)Subject to satisfaction of the conditions in Section 2.05(e)(i), each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent and Auction Manager shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice substantially in the form of Exhibit H hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m., three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice, the Auction Manager shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, subject to satisfaction of the conditions in Section 2.05(e)(i), the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.  Upon consummation of each Discounted Voluntary Prepayment, any such Term Loans so prepaid shall be immediately cancelled and the par principal amount of such Term Loans so prepaid shall be applied ratably to reduce the remaining installments of such Class of Term Loans (as applicable).

(vi)To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.05(e)(iii) above) established by the Administrative Agent, the Auction Manager and the Borrower.

(vii)Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Auction Manager, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(viii)Nothing in this Section 2.05(e) shall (A) require the Borrower to undertake any Discounted Voluntary Prepayment, (B) require any Lender to submit a Lender Participation Notice or (C) limit or restrict the Borrower from making voluntary prepayments of Term Loans in accordance with Section 2.05(a).

(ix)The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Voluntary Prepayment.

(x)Upon the completion of such Discounted Voluntary Prepayment, the remaining Group Term Loans of the same Class may be re-allocated among the Group Lenders of such Class pursuant to Section 10.20 to maintain Group Facilities Ratable Status.

(f)Interest, Funding Losses, Etc.  All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the Administrative Agent the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05.  Such deposit shall constitute cash collateral for the Eurodollar Rate Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.05.

2.06Termination or Reduction of Commitments; Re-Allocation of Revolving Credit Commitments.

(a)Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce

Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $500,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, and (iv) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities and Refinancing Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b)Mandatory.  The Term A Loan Commitment of each Lender shall be automatically and permanently reduced to $0 upon the funding of Closing Date Term Loans made by it on the Closing Date.  The Revolving Credit Commitments (other than any Extended Revolving Credit Commitments) shall terminate on the applicable Maturity Date.  The Extended Revolving Credit Commitments shall terminate on the respective maturity dates applicable thereto.  If the Borrower obtains any Refinancing Revolving Commitments, the Borrower shall, concurrently with the receipt thereof, terminate Revolving Credit Commitments in an equivalent amount.

(c)Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Applicable Percentage of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.06).  All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.

(d)Re-Allocation of Revolving Credit Commitments.  The Borrower, together with the other applicable Group Borrowers, may request to reallocate the aggregate Group Revolving Credit Commitments under the Group Credit Agreements among the different Group Borrowers up to, but no more than, three times during the term of the Group Revolving Credit Facilities from and after the Closing Date, in each case, subject to the following terms and conditions:

(i)each Group Revolving Credit Lender shall have the same percentage of each Group Revolving Credit Commitment under each Group Credit Agreement both before and after such re-allocation;

(ii)the aggregate Group Revolving Credit Commitments shall remain unchanged before and after such re-allocation;

(iii)there shall exist no Group Default under any Group Loan Documents, in each case both before and after such re-allocation;

(iv)the Borrower and the other applicable Group Borrowers shall have given no less than 20 Business Days’ prior written notice of such proposed re-allocation to the applicable Group Administrative Agents and the Group Revolving Credit Lenders (or such lesser notice if acceptable to the Group Administrative Agents and the Group Revolving Credit Lenders);

(v)the representations and warranties set forth in Article V of each Group Credit Agreement and the other Group Loan Documents shall be true and correct in all material respects (except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (ii) that any representation or warranty that is qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects);

(vi)the applicable Group Borrowers shall have reimbursed the applicable Group Administrative Agents and Group Revolving Credit Lenders for any amounts incurred (if any) as a result of such re-allocation pursuant to Article II and Article III of each Group Credit Agreement;

(vii)the applicable Group Borrowers shall have each delivered a certification on the date of such re-allocation certifying as to clauses (iii) and (v) preceding as of such date;

(viii)such reallocation shall be permitted under all applicable law, including but not limited to the Communications Laws; and

(ix)the applicable Group Borrowers shall have reimbursed the applicable Group Administrative Agents in full in immediately available funds for all outstanding fees and expenses incurred by them in connection with such re-allocation, including attorneys’ fees costs and expenses incurred by counsel to the Administrative Agent in accordance with the terms of Section 10.04(a) of each of the Group Credit Agreements.

Notwithstanding any provision herein or in any other Group Loan Document to the contrary, a reallocation pursuant to this Section 2.06(d) shall only be permitted if the Nexstar Borrower and each of the other applicable Group Borrowers requests such a reallocation in accordance with the terms of Section 2.06(d) of the applicable Group Credit Agreement, in each case on identical terms.

2.07Repayment of Loans.

(a)Term Loans.  Subject to adjustment as a result of the application of prepayments in accordance with Section 2.05, in each case, solely to the extent of any such amounts applied to the prepayment of the Term Loans, (i) the Term Loans shall be due and payable, and the Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders the amounts set forth on the Facilities Schedule on the dates set forth on the Facilities Schedule; provided, however, that the final principal repayment installment of each Class of Term Loans shall be due and payable on the applicable Maturity Date for such Class and shall be in an amount equal to the aggregate principal amount of all Term Loans of the same Class outstanding on such date.

(b)Revolving Credit Loans.  The Revolving Credit Loans shall be due and payable, and the Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders, on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)Swing Line Loans.  Each Swing Line Loan shall be due and payable, and the Borrower shall repay each Swing Line Loan, on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(d)Obligations.  All other Obligations that are due and payable under the Security Documents and to the Administrative Agent and the Collateral Agent, but remaining outstanding and unpaid shall be due and payable on the latest maturity date for the Term Loans, any Loans under Refinancing Facilities or Extensions, as applicable.

2.08Interest.

(a)Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility, (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility, and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)(i)If any amount of principal of any Loan is not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than the principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (subject to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Rate with respect to Commitment Fees as set forth on the Facilities Schedule for the Revolving Credit Facility on the actual daily amount by which the aggregate Revolving Credit Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations (disregarding Swing Line Loans for the purpose of such calculation), subject to adjustment as provided in Section 2.16.  For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be considered usage of the Revolving Credit Facility for purposes of determining the Commitment Fee.  The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility.  The Commitment Fee shall be calculated quarterly in arrears.

(b)Other Fees.

(i)The Borrower shall pay to the Agents for their own respective accounts fees in the amounts and at the times specified in the Agency Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(ii)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Lender).

2.10Computation of Interest and Fees.

(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360‑day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365‑day year).  Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)If, as a result of any restatement of or other adjustment to the financial statements of the Consolidated Group Entities, the Nexstar Borrower or the Lenders determine that (i) the Consolidated First Lien Net Leverage Ratio as calculated by the Nexstar Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated First Lien Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Revolving Credit Lenders and the applicable Term Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII.  The Borrower’s obligations under this paragraph shall survive for a period of one year following the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.  Any additional interest or fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate, in each case at any time prior to the date that is five Business Days following such demand.

2.11Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103‑1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error.

2.12Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility or relevant Refinancing Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on, or principal, of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)(i)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the relevant L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds.  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent, the L/C Issuers, the Swing Line Lender and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds from, or on behalf of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13Sharing of Payments by Lenders.  Subject to the Intercreditor Agreement Among Group Lenders, if, other than as expressly provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment on account of Loans made by it or the participations in L/C Obligations and Swing Line Loans held by it resulting in such Lender receiving payment greater than its pro rata share (or other share contemplated hereunder) thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, L/C Obligations or Swing Line Loans, as applicable, and owing them; provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.17, (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant in accordance with the terms of Section 10.06 or (D) any reallocation in accordance with the terms of Section 10.20.

Each Loan Party and each Restricted Subsidiary of a Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party or such Restricted Subsidiary of a Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party or such Restricted Subsidiary of a Loan Party in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of demonstrable error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14Refinancing Facilities.

(a)At any time and from time to time, subject to the terms and conditions set forth herein and subject to the satisfaction or waiver of the Refinancing/Extension Condition, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more tranches of Term A Loans (the “Refinancing Term Loans”) or one or more additional revolving credit facility tranches (the “Refinancing Revolving Facilities”; together with the Refinancing Term Loans, the “Refinancing Facilities”); provided that the principal amount of such Refinancing Revolving Facilities or Refinancing Term Loans, as applicable, does not exceed the principal amount of the Revolving Credit Facility or Term Loans so refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing.  Refinancing Facilities may be secured on a pari passu or junior lien basis to the remaining Obligations or unsecured.

(b)The Refinancing Facilities are subject to the following terms and conditions:

(i)each Refinancing Facility will not be Guaranteed by any Person other than the Guarantors hereunder and, to the extent secured, will not be secured by any assets other than the Collateral;

(ii)no existing Lender will be required to participate in any such Refinancing Facility without its consent;

(iii)all representations and warranties set forth in Article V shall be true and correct in all material respects on and as of the date of the incurrence of the Refinancing Facilities except any representations and warranties which expressly relate to a given date or period shall only be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be; provided that in connection with any Limited Condition Acquisition, (A) the Lenders providing such Refinancing Facilities may elect to waive the requirement to make the representations and warranties set forth in Article V as required by the foregoing and (B) such representations and warranties will be subject to customary “SunGard” and “certain funds” conditionality;

(iv)no Default would exist after giving effect thereto; provided that in the case of a Limited Condition Acquisition, such Default may be tested in accordance with 1.08 of the Nexstar Credit Agreement if an LCA Election has been made by the Nexstar Borrower;

(v)the maturity date of any Refinancing Term Loans shall be no earlier than the Maturity Date of the Closing Date Term Loans and the Weighted Average Life to Maturity of such Refinancing Term Loans shall be not shorter than the Weighted Average Life to Maturity of the Closing Date Term Loans;

(vi)[Reserved];

(vii)in the case of a Refinancing Revolving Facility, (A) the maturity date of such Refinancing Revolving Facility shall be no earlier than the Maturity Date of the Revolving Credit Facility, (B) such Refinancing Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the Maturity Date of the Revolving Credit Facility, (C) the Refinancing Revolving Facility shall be on substantially the same terms and pursuant to substantially the same documentation applicable to the Revolving Credit Facility, and (D) borrowings and repayments under the Refinancing Revolving Facility shall be made on a pro rata basis with the Revolving Credit Facility;

(viii)the interest rate margins, prepayment premiums, call protection, the maturity date of any Refinancing Term Loans (subject to clause (v) above) and (subject to clauses (v) and (vii) above, as appropriate) amortization schedule applicable to any Refinancing Term Loans or Refinancing Revolving Facilities shall be determined by the Borrower and the lenders thereunder;

(ix)[Reserved];

(x)any Refinancing Term Loans, for purposes of mandatory prepayments, shall be treated no more favorably than the Closing Date Term Loans;

(xi)(A) the terms and conditions of such Refinancing Term Loans and Refinancing Revolving Facility (excluding pricing, call protection and optional prepayment or redemption terms) reflect market terms on the date of incurrence as reasonably determined by the Borrower, (B) such Refinancing Term Loans or Refinancing Revolving Facility shall be subject to an Intercreditor Agreement (if applicable) and (C) such Refinancing Term Loans or Refinancing Revolving Facility shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter than (or in addition to) those contained in this Agreement (except for covenants applicable only to the period after the Maturity Date of the Closing Date Term Loans); and

(xii)each Refinancing Facility shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than (A) $5,000,000 in the case of any Refinancing Term Loans or (B) $2,000,000 in the case of any Refinancing Revolving Facilities; provided that such amount may be less than the applicable minimum amount if such amount represents all the remaining availability hereunder as set forth above.

(c)Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans and/or Refinancing Revolving Facilities.  Any additional bank, financial institution, existing Lender or other Person that elects to provide the applicable Refinancing Facility shall be an Eligible Assignee that is reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Refinancing Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent.  Each Refinancing Facility Amendment shall include a supplement to the Facilities Schedule.  No Refinancing Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Refinancing Facility Amendment.  Commitments in respect of any Refinancing Facilities shall become Commitments under this Agreement.  A Refinancing Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14.  The proceeds of any Refinancing Term Loans will be used only for general corporate purposes.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

2.15Extensions of Term Loans and Revolving Credit Commitments.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any tranche of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s relevant tranche of Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such tranche of Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans (as defined below) shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments (as defined below) shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as (x) the Refinancing/Extension Condition has been satisfied or waived, and (y) the following terms are satisfied: (i) [Reserved], (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (A) subject to the provisions of Sections 2.03(l) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Applicable Revolving Credit Percentages (and except as provided in Sections 2.03(l) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (1) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (2) repayments required upon the maturity date of the non‑extending Revolving Credit Commitments) and (B) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and the applicable Lenders and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date of any Term Loans under the tranche of Term Loans extended thereby and the amortization schedule of the Extended Term Loans (prior to the Maturity Date of the Term Loans extended thereby) may not be increased compared to the amortization schedule of the Term Loans extended thereby pursuant to Section 2.07(a), (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower, (x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent and (xi) an extension comparable to each such Extension has been consummated (or will be concurrently consummated) with respect to the Loans of the same Class under each of the other Group Credit Agreements.

(b)With respect to all Extensions consummated by the Borrower pursuant to this subsection, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (A) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered and (B) no tranche of Extended Term Loans shall be in an amount of less than $20,000,000 (or, if less, the then aggregate outstanding amount of the Term Loans) (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer).  No provision of this Agreement (including, without limitation, Sections 2.05, 2.12, 2.13 and 10.01) or any other Loan Document, shall operate to prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c)No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof).  Each Lender may, but is not obligated to, extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments.  With respect to any Extension of the Revolving Credit Commitments, if the consent of (i) an L/C Issuer is not obtained, such L/C Issuer’s commitment to issue Letters of Credit in accordance with Section 2.03 shall terminate on the Maturity Date for the Revolving Credit Facility and (ii) the Swing Line Lender is not obtained, the Swing Line Lender’s commitment to extend Swing Line Loans in accordance with Section 2.04 shall terminate on the Maturity Date for the Revolving Credit Facility. All Extended Term Loans, all Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower, including a supplement to the Facilities Schedule, as may be necessary in order to establish new tranches or sub‑tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub‑tranches, in each case on terms consistent with this subsection.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent and the Collateral Agent are hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent or Collateral Agent).

(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

2.16Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Majority Lenders,” “Required Revolving Credit Lenders,” “Required Term Lenders” of an applicable Class, “Required Revolving Credit and Term A Lenders” and Section 10.01.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any applicable L/C Issuer or Swing Line Lender hereunder; third, at the request of the Administrative Agent or the relevant L/C Issuer or Swing Line Lender, to Cash Collateralize the L/C Issuer’s or Swing Line Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non‑interest bearing deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, (B) Cash Collateralize any L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17 and (C) Cash Collateralize the Swing Line Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Swing Line Loans under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all non‑Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (1) pay to each non‑Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such non‑Defaulting Lender pursuant to clause (iv) below, (2) pay to the applicable L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Revolving Credit Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be re-allocated among the non‑Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any non‑Defaulting Lender to exceed such non‑Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non‑Defaulting Lender as a result of such non‑Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (B) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b)Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and each relevant L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from a Defaulting Lender to a Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17Cash Collateral.

(a)Certain Credit Support Events.  Upon the request of the Administrative Agent or the relevant L/C Issuer, if (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding unless the Borrower has entered into arrangements reasonably satisfactory to the relevant L/C Issuer to Cash Collateralize the Outstanding Amount of such L/C Obligations or backstop such Letter of Credit in accordance with Section 2.03(a)(ii), the Borrower shall (A) in the case of clause (i) above, immediately Cash Collateralize the amount of the unreimbursed drawing of such Letter of Credit resulting in such L/C Borrowing and (B) in the case of clause (ii) above, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  If the Borrower shall be required to provide Cash Collateral pursuant to Section 8.02(c), the Borrower shall (subject to the request or consent of the Majority Lenders as provided in Section 8.02), immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  In addition, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, an L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the relevant L/C Issuer.

(b)Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in a Cash Collateral Account. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the good faith determination by the Administrative Agent, the L/C Issuers and the Swing Line Lender that there exists excess Cash Collateral; provided, however, (A) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of any Default (and following application as provided in this Section 2.17 may otherwise be applied in accordance with Section 8.04), (B) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan

Documents and the other applicable provisions of the Loan Documents, and (C) the Person providing Cash Collateral and the L/C Issuers or the Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.  To the extent that the amount of any Cash Collateral exceeds the aggregate amount of Fronting Exposure or other obligations giving rise thereto plus costs incidental thereto, and so long as no Default or Event of Default has occurred and is continuing, the excess shall be refunded to the Person that provided such Cash Collateral.

Article III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party or any Subsidiary of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent, a Loan Party or any Subsidiary of a Loan Party, then the Administrative Agent, such Loan Party or such Subsidiary of a Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)[Reserved].

(iii)If any Loan Party, any Subsidiary of a Loan Party or the Administrative Agent shall be required by any applicable Laws (including the Code) to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes from any payment by or on account of any Obligation of a Loan Party, then (A) such Loan Party, such Subsidiary of a Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party, such Subsidiary of a Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party or the applicable Subsidiary of a Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Loan Parties and their Subsidiaries.  Without limiting the provisions of subsection (a) above, the Loan Parties and the Subsidiaries of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.

(i)Without duplication of their obligations under Section 3.01(a) or (b), each of the Loan Parties and the Subsidiaries of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii)Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party or any Subsidiary of a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties and their Subsidiaries to do so), (B) the Administrative Agent, the Loan Parties and the Subsidiaries of the Loan Parties, as applicable, against any Taxes attributable to such Lender's failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent, the Loan Parties, and the Subsidiaries of the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent, a Loan Party or a Subsidiary of a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and to the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subsections (ii)(A), (ii)(B) and (ii)(D) of this Section 3.01(e)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W‑8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN or W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)executed copies of IRS Form W‑8ECI (or any successor forms);

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I‑1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W 8BEN or W-8BEN-E (or any successor forms); or

(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W‑8IMY, accompanied by IRS Form W 8ECI, IRS Form W‑8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I‑2 or Exhibit I‑3, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I‑4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subclause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party or any Subsidiary of a Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party or such Subsidiary of a Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party or such Subsidiary of a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out‑of‑pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party or such Subsidiary of a Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party or such Subsidiary of a Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party or any Subsidiary of a Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after‑Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party, any Subsidiary of a Loan Party or any other Person.

(g)Survival.  Each party's obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Secured Obligations.

3.02Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03Inability to Determine Rates.  If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender (in each case with respect to clauses (a), (b) or (c) above, “Impacted Loans”).  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Majority Lenders have made the determination described in clauses (a), (b) or (c) of this section, the Administrative Agent, in consultation with the Borrower and the Majority Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clauses (a), (b) or (c) of the first sentence of this section or (2) the Administrative Agent or the Majority Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans.

3.04Increased Costs; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine‑month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

3.05Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender or take any other actions in accordance with Section 10.13.

3.07Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV
CONDITIONS PRECEDENT TO Credit Extensions

4.01Conditions of Initial Credit Extension. The obligation of each Lender to make Loans, and the obligation of the L/C Issuers to issue Letters of Credit, on the Closing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions on or before such date:

(a)Credit Documents.  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals after the Closing Date) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent:

(i)executed counterparts of this Agreement;

(ii)a Note or Notes duly executed by the Borrower in favor of each Lender requesting a Note at least three Business Days in advance of the Closing Date;

(iii)executed counterparts of the Intercreditor Agreement Among Group Lenders;

(iv)the Security Agreement and each other Security Document set forth on Schedule 4.01A required to be executed on the Closing Date as indicated on such Schedule, duly executed by each Loan Party party thereto, together with (except as provided in such Security Documents or except to the extent that the Security Documents provide that such documents shall be delivered to other Persons as set forth therein):

(A)certificates, if any, representing the pledged equity referred to therein accompanied by undated stock powers executed in blank and (if applicable) instruments evidencing the pledged debt referred to therein endorsed in blank;

(B)evidence that all other actions, recordings and filings that the Administrative Agent or Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent and Collateral Agent; and

(C)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent and Collateral Agent have been named as loss payee and additional insured under each United States insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

provided that if the requirements hereof (other than (a) the execution of each Security Document set forth on Schedule 4.01A required to be executed on the Closing Date as indicated on such schedule by each Loan Party party thereto, (b) the pledge and perfection of security interests in the Equity Interests of (i) the Borrower and (ii) each direct Wholly-Owned Subsidiary of the Borrower that is organized in the United States and constitutes a Material Subsidiary and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Closing Date after the Borrower’s use of commercially reasonable efforts without undue burden or expense to do so, the satisfaction of such requirements shall not be a condition to the occurrence of the Closing Date (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within the period specified therefor in Section 6.11);

(v)(i) a copy of the Organization Documents, including all amendments thereto, of the Loan Parties, certified, if applicable, as of a recent date by the Secretary of State or other competent authority of the state of its organization, if applicable, or similar Governmental Authority, and a certificate as to the good standing or comparable certificate under applicable Law (where relevant) of the Loan Parties as of a recent date from the Closing Date, from such Secretary of State, similar Governmental Authority or other competent authority and (ii) a certificate of the Secretary or Assistant Secretary or comparable officer under applicable Law or director of the applicable Loan Parties dated the Closing Date and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of the Loan Parties as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of the Loan Parties authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organization Documents of the Loan Parties have not been amended since the date of the last amendment shown on such certificate and (D) as to (if applicable) the incumbency and specimen signature of each officer executing any Loan Document on behalf of the Loan Parties and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable Law executing the certificate pursuant to clause (ii) above;

(vi)(i) a customary opinion of Kirkland & Ellis LLP, counsel for the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, (ii) a customary opinion of Collin L. Hayes, P.C., counsel for the Borrower and the other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and (iii) a customary opinion of Wiley Rein, LLP, special FCC counsel for the Borrower and the other Loan Parties in form and substance reasonably satisfactory to the Administrative Agent;

(vii)a certificate signed by a Responsible Officer of the Borrower certifying that, to the knowledge of the Borrower, the conditions set forth in Section 4.01(f) have been satisfied;

(viii)the Solvency Certificate signed by the chief financial officer of the Borrower; and

(ix)a funding indemnity letter with respect to Borrowings of Revolving Credit Loans and Term A Loans on the Closing Date.

(b)USA PATRIOT Act.  The Administrative Agent and the Arrangers shall have received all documentation and other information about the Borrower and the Guarantors at least three Business Days prior to the Closing Date as has been reasonably requested in writing at least ten days prior to the Closing Date by the Administrative Agent or the Arrangers that they reasonably determine is required by regulatory authorities under applicable “know your customer” and Anti‑Money Laundering Laws, including without limitation, the Act.

(c)[Reserved].

(d)Refinancing.  The Refinancing shall have occurred substantially concurrent with the initial borrowing hereunder.

(e)[Reserved].

(f)Representations.  (i) [Reserved] and (ii) the Specified Representations shall be true and correct in all material respects on and as of the Closing Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(g)Financial Information.  The Arrangers shall have received (A) audited consolidated balance sheets of the Borrower and related statements of income, changes in equity and cash flows of the Borrower for the fiscal year ended December 31, 2015 and (B) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Borrower for each of the first three subsequent fiscal quarters after December 31, 2015 and ended at least 45 days before the Closing Date; provided that the filing of financial statements on form 10-K and form 10-Q within such periods by the Borrower will satisfy the requirements in this clause (g).

(h)Fees, etc.  Concurrently with the funding of the Loans, the Administrative Agent shall have received evidence of payment of all fees required to be paid on the Closing Date pursuant to the Fee Letter (as defined in the Nexstar Credit Agreement) and reasonable and documented out of pocket costs and expenses (including, without limitation, legal fees and expenses) that have been invoiced at least three Business Days before the Closing Date (which amounts may be offset against the proceeds of the Loans).

(i)Request for Credit Extension. The Administrative Agent and, if applicable, an L/C Issuer or the Swing Line Lender shall have received a Loan Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

(j)The “Closing Date” (as defined in the Nexstar Credit Agreement) shall have occurred substantially concurrent with the Acquisition.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Initial Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to an Initial Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to Subsequent Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than (x) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans and (y) a Credit Extension of Refinancing Term Loans in connection with a Limited Condition Acquisition) is subject to satisfaction or waiver of the following conditions precedent:

(a)The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all respects or, in the case of such representations and warranties which are not otherwise subject to a materiality qualification in accordance with its terms, shall be true and correct in all material respects, in each case on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all respects (or in the case of such representations and warranties which are not otherwise subject to a materiality qualification in accordance with its terms, in all material respects) as of such earlier date.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent and, if applicable, an L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is a Person duly incorporated, organized or formed, and validly existing (to the extent applicable in the relevant jurisdiction), and in good standing under the Laws of the jurisdiction of its incorporation or organization, except, in the case of any Loan Party that is not the Borrower, where the failure of such Loan Party to be in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) (to the extent applicable in the relevant jurisdiction) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (b)(i), (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Person’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than the creation of any Lien under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) as of the Closing Date, the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) as of the Closing Date, the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof), or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except, in each case above, for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties from and after the Closing Date, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) the filing of certain of the Loan Documents with the FCC after the Closing Date, (iv) any necessary prior approval of the FCC and (v) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.04Binding Effect. This Agreement has been, and each other Loan Document to which any Loan Party is a party, when delivered hereunder, will have been, duly executed and delivered by such Person that is party thereto.  This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when so delivered will constitute, a legal, valid and binding obligation of such Person, enforceable against each such Person that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

5.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except in the case of clauses (i) and (ii), as disclosed to the Administrative Agent prior to the Closing Date.

(b)The unaudited consolidated balance sheets of the Borrower dated June 30, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP, and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as of the date thereof and its results of operations for the period covered thereby (subject to year‑end audit adjustments and the absence of footnotes), except, in the case of clauses (i) and (ii), as disclosed to the Administrative Agent prior to the Closing Date.

(c)[Reserved].

(d)Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06Litigation. As of the Closing Date, except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Covenant Entity, threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party, or against any of their properties or revenues that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07Ownership of Property; Liens.

(a)Each of the Covenant Entities has good and valid title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially impair its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted under the Loan Documents and except, in each case, where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  This representation shall not apply to IP Rights, which are the subject of Section 5.14.

(b)All Material Real Properties of the Covenant Entities as of the Closing Date are listed on Schedule 5.07.  The list on Schedule 5.07 is a true, accurate and complete list of all such Material Real Property as of the Closing Date.

5.08Environmental Compliance. Except as disclosed on Schedule 5.08:

(a)With respect to properties currently owned or operated by any Covenant Entity, or to the knowledge of any Covenant Entity, any property formerly owned or operated by any Covenant Entity, no such property is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list;

(b)to the knowledge of any Covenant Entity, (A) there are no and have never been any underground or above‑ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Covenant Entity or on any property formerly owned or operated by any Covenant Entity and (B) there is no friable asbestos or asbestos‑containing material on any property currently owned or operated by any Covenant Entity; and

(c)Hazardous Materials have not been released, discharged or disposed of by any Covenant Entity on any property currently or to the knowledge of any Covenant Entity formerly owned or operated by any Covenant Entity in excess of the applicable legal limit;

in each case of (a), (b) and (c) above, other than such matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)(i) No Covenant Entity is undertaking, nor has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or to the knowledge of any Covenant Entity formerly owned or operated by any Covenant Entity have been disposed of in a manner not reasonably expected to result in material liability to any Covenant Entity, in each case of clauses (i) and (ii) above, other than such matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.09Taxes. Each of the Covenant Entities has timely filed all federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and has timely paid all federal, provincial, state, municipal, foreign and other Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets or otherwise due and payable (including in its capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and, except for failures to file or pay as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  There are no Tax audits, deficiencies, assessments or other claims with respect to any Covenant Entity that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.10ERISA Compliance. (a)  Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws.

(b)There are no pending or, to the knowledge of any Covenant Entity, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)Except as could not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred, and neither any Covenant Entity nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each of the Covenant Entities, and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension

Funding Rules has been applied for or obtained; (iii) neither any Covenant Entity nor any ERISA Affiliate has incurred or reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; (iv) neither any Covenant Entity nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.11Subsidiaries; Equity Interests . As of the Closing Date, no Covenant Entity has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.11, and all of the outstanding Equity Interests in each Covenant Entity and their respective Subsidiaries have been validly issued, are fully paid and nonassessable, and such Equity Interests of the Covenant Entities and their Subsidiaries are owned by the Person(s) set forth in Part (a) of Schedule 5.11, in each case in the amounts specified in Part (a) of Schedule 5.11 free and clear of all Liens except (i) those created under the Security Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01.  As of the Closing Date, Part (b) of Schedule 5.11 is a complete and accurate list of all Covenant Entities and their Subsidiaries, the jurisdiction of each such Person’s incorporation, the address of its principal place of business and its U.S. taxpayer identification number.  As of the Closing Date, the Borrower has no Variable Interest Entities.

5.12Margin Regulations; Investment Company Act.

(a)No Covenant Entity is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the FRB.

(b)No Covenant Entity is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Covenant Entity to any Agent, any Arranger or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole, contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.  With respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material.

5.14Intellectual Property; Licenses, Etc. Each Covenant Entity owns, licenses or possesses the legal right to use, all of the trademarks, service marks, trade names, copyrights, domain names, patents, patent rights, franchises, technology, software, know how, database rights, design rights, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of its business as currently conducted, except where the failure to own or have a license or other right to use such assets could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the knowledge of the Borrower, no such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Covenant Entity in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.15Solvency. On the Closing Date, after giving effect to the Transactions, the Covenant Entities on a consolidated basis are Solvent.

5.16Security Documents. The Security Documents are effective to create for the benefit of the Secured Parties legal, valid and enforceable Liens on, and security interests in, the Collateral and, (a) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Laws (which filings or recordings shall be made to the extent required by any Security Document) and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on (to the extent that perfection can be achieved under applicable Law by making such filings or recordings or taking such possession or control), and security interests in, all right, title and interest of the Loan Parties in the Collateral, in each case subject to no Liens other than the applicable Liens permitted under the Loan Documents.

5.17Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used to finance general corporate and working capital purposes of the Covenant Entities; provided that the use of the Revolving Credit Commitments on the Closing Date shall be subject to the limitations set forth on the Facilities Schedule; provided further that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.  The proceeds of the Term Loans and Refinancing Term Loans shall be used for the purposes set forth on the Facilities Schedule.

5.18Insurance. The properties of the Covenant Entities are insured with financially sound and reputable insurance companies not Affiliates of any of the Consolidated Group Entities, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Person operates.

5.19Labor Matters. There are no strikes, walkouts, work stoppages or other material labor disputes pending or, to the knowledge of the Borrower, threatened against any of the Covenant Entities, except for those as could not, individually or in the aggregate for the Covenant Entities, reasonably be expected to result in a Material Adverse Effect.

5.20OFAC; Anti‑Money Laundering and Economic Sanctions Laws.

(a)No Covenant Entity and, to the knowledge of senior management of any Covenant Entity, no Loan Party or any respective officers or directors of any Covenant Entity or any Loan Party, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction.  No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, any Agent, any L/C Issuer or the Swing Line Lender) of Sanctions.

(b)No Covenant Entity and, to the knowledge of senior management of any Covenant Entity, none of the respective officers or directors of any Covenant Entity or any Loan Party (i) has violated or is in violation of any applicable Anti‑Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(c)None of any Covenant Entity or Loan Party and, to the knowledge of senior management of any Covenant Entity, none of the respective officers or directors of any Covenant Entity or any Loan Party that is acting or benefiting in any capacity in connection with any Loans is an Embargoed Person.

(d)Except as otherwise authorized by OFAC, no Covenant Entity and, to the knowledge of senior management of any Covenant Entity, none of the respective officers, directors, brokers or agents of any such Person that is acting or benefiting in any capacity in connection with the Loans conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person.

(e)Each Covenant Entity and each Loan Party has conducted its business in compliance with the United States Foreign Corrupt Practices Act of 1977, and to the extent applicable to such Covenant Entity or such Loan Party, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions in all material respects.  The Covenant Entities have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.21FCC Licenses.

(a)Schedule 5.21 accurately and completely lists, as of the Closing Date, for each Station, all Broadcast Licenses granted or assigned to the Covenant Entities, or under which the Covenant Entities have the right to operate such Station.  The Broadcast Licenses listed in

Schedule 5.21 with respect to any Station include all material authorizations, licenses and permits issued by the FCC that are required or necessary for the operation of such Station, and the conduct of the business of the Covenant Entities with respect to such Station, as now conducted.  On the Closing Date, the Broadcast Licenses listed in Schedule 5.21 granted or assigned to the Covenant Entities are validly issued and in full force and effect without any material condition imposed by the FCC, except those applicable generally to stations of the type, nature, class or location of the Stations in question, and the Covenant Entities have fulfilled and performed in all material respects all of their material obligations under the terms and conditions of such Broadcast Licenses and the Communications Laws and have full power and authority to operate material Broadcast Licenses.

(b)[Reserved].

5.22Sharing Agreements  All material Nexstar/VIE Agreements entered into between Nexstar Media or any of its Subsidiaries with the Borrower and any of its Subsidiaries that are effective on the Closing Date are listed on Schedule 5.22, and full and complete copies thereof have been delivered to the Administrative Agent.

5.23Channel Sharing Agreements All material Channel Sharing Agreements entered into (a) between any Covenant Entity and any Subsidiary of Nexstar Media and (b) between any Covenant Entity, on the one hand, and any Person, on the other hand that are effective and permitted to be disclosed by applicable law on the Closing Date are listed on Schedule 5.23, and full and complete copies thereof have been delivered to the Administrative Agent, unless the Incentive Auction Results Public Notice has not been issued by the FCC as of the Closing Date.

Article VI
AFFIRMATIVE COVENANTS

So long as (1) any Lender shall have any Commitment hereunder, (2) any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied or (3) any Letter of Credit shall remain outstanding (unless Cash Collateralized or otherwise backstopped on terms reasonably satisfactory to the L/C Issuer), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each other Covenant Entity and/or, with respect to Section 6.11 and Section 6.14, each Loan Party, as applicable, to:

6.01Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower and its consolidated Subsidiaries, a consolidated balance sheet of the Borrower as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ or members’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification (other than with respect to, or resulting from, the regularly scheduled maturity of the Revolving Credit Commitments, the Term Loans or other Indebtedness) or any qualification or exception as to the scope of such audit and for the avoidance of doubt, excluding an “emphasis of matter” paragraph;

(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the first such fiscal quarter ending after the Closing Date, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations and shareholders’ or members’ equity for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ or members’ equity and cash flows of the Borrower and its consolidated Subsidiaries, in accordance with GAAP, subject only to normal year‑end adjustments and the absence of footnotes;

(c)simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d)[Reserved]; and

(e)[Reserved];

Notwithstanding the foregoing, the obligations in subsections (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower by furnishing the Borrower’s Form 10‑K or 10‑Q, as applicable, filed with the SEC; provided that (1) such information is accompanied by the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements, and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof, and that such restatements, solely as a result of such requirement to restate, will not result in a Default or an Event of Default under the Loan Documents.

6.02Certificates; Other Information.  Deliver to the Administrative Agent for prompt distribution to each Lender:

(a)no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of financial statements for the first full fiscal quarter ending after the Closing Date), a duly completed Compliance Certificate signed by the chief executive officer, president, chief financial officer, or vice president of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), including (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.05(b), (ii) a list that identifies (A) each Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (B) [Reserved], (iii) [Reserved], (iv) if during the last fiscal quarter covered by such Compliance Certificate, the Borrower shall have made any Discounted Voluntary Prepayment pursuant to Section 2.05(e), (v) such other information required by the Compliance Certificate, and (vi) any new Nexstar/VIE Agreement to which any Covenant Entity is a party;

(b)promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Covenant Entity may file or be required to file with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S‑8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)promptly after any reasonable request by the Administrative Agent, copies of any detailed audit reports and final management letters submitted to the board of directors (or the audit committee of the board of directors) of any Covenant Entity by independent accountants in connection with the accounts or books of any Covenant Entity, or any audit of any of them;

(d)promptly after the receipt thereof, copies of any material requests or material notices received by any Covenant Entity that could reasonably be expected to result in a Material Adverse Effect;

(e)together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a) (commencing with the financial statements for fiscal year ended on December 31, 2017), a report showing in reasonable detail (unless already provided in the Group Compliance Certificate delivered pursuant to the Nexstar Credit Agreement) (i) any new Material Real Property of the Loan Parties, (ii) any new registered Marks, Copyrights, and Patents of the Loan Parties (as each is defined in the Security Documents), that, in each case, are required by the Collateral and Guarantee Requirement to be pledged to secure all or any portion of the Marshall Secured Obligations, (iii) any new Equity Interests of any JV Entity that are required by the Collateral and Guarantee Requirement to be pledged to secure all or any portion of the Marshall Secured Obligations, (iv) any new investment property (unless no possessory collateral in respect thereof is required to be delivered to the Collateral Agent) and letter of credit rights that are required by the Collateral and

Guarantee Requirement to secure all or any portion of the Marshall Secured Obligations, (v) any new Restricted Subsidiary the Equity Interests of which are required by the Collateral and Guarantee Requirement to be pledged to secure the Marshall Secured Obligations, and (vi) any new Restricted Subsidiary of (A) any Loan Party that is required by the Collateral and Guarantee Requirement to Guarantee the Marshall Secured Obligations (B) [Reserved], in each case since the Closing Date and that have not been previously disclosed in writing;

(f)promptly, such additional information regarding the Collateral or the business, legal, financial or corporate affairs of any Covenant Entity, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(g)(i) promptly following their submission with the FCC or any other Federal, state or local Governmental Authority, copies of any and all periodic or special reports filed by any Covenant Entity, if such reports are publicly available and indicate a material adverse change in the business, operations or financial condition of the Covenant Entities taken as a whole (but only to the extent such reports are publicly available); and (ii) if the Incentive Auction Results Public Notice has not been issued by the FCC as of the Closing Date, promptly following release thereof, all material Channel Sharing Agreements entered into (a) between any Covenant Entity and a Subsidiary of Nexstar Media and (b) between any Covenant Entity, on the one hand, and any Person, on the other hand; and

(h)if the limitation set forth in clause (ii) of the definition of “Immaterial Subsidiary” set forth in the Nexstar Credit Agreement is exceeded as of such last day of the most recent Test Period, within 30 days after the date on which the financial statements for such Test Period were required to be delivered pursuant to this Agreement, a written designation of one or more Subsidiaries of the Borrower as “Material Subsidiaries” to cause compliance with the limitation set forth in such clause (ii).

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (x) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (y) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request of the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding any provision in any Group Loan Document to the contrary, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower or any other Consolidated Group Entity with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non‑public information with respect to the Consolidated Group Entities, or the respective securities of any of the foregoing, and who may be engaged in investment and other market‑related activities with respect to such Persons’ securities.  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non‑public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03Notices.  Upon any Responsible Officer of a Covenant Entity obtaining actual knowledge thereof, notify the Administrative Agent:

(a)promptly of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b)promptly of any litigation or governmental proceeding (including, without limitation, pursuant to any applicable Environmental Laws) pending, or to the knowledge of any Covenant Entity, threatened in writing, against any Covenant Entity (i) that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect or (ii) which relates to this Agreement or any other Loan Document;

(c)promptly of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect;

(d)promptly of any material change in accounting policies or financial reporting practices by any Covenant Entity;

(e)promptly and in any event within five Business Days after the receipt by any Covenant Entity from the FCC or any other Governmental Authority, or the filing by any Covenant Entity,

as applicable, of, (i) any citation, notice of violation or order to show cause issued by the FCC or any Governmental Authority with respect to any Covenant Entity which is available to such Person, in each case which could reasonably be expected to have a Material Adverse Effect and (ii) a copy of any notice or application by any Covenant Entity requesting authority to or notifying the FCC of its intent to cease broadcasting on any full‑power broadcast station for any period in excess of ten days;

(f)promptly and in any event within five Business Days after the receipt by any Covenant Entity or the occurrence of (i) any complaint or other matter filed with or communicated to the FCC or other Governmental Authority, of which such Person has knowledge which could reasonably be expected to have a Material Adverse Effect and (ii) any lapse, termination or relinquishment of any material Broadcast License or any other material License held by any Covenant Entity, or any denial by the FCC or other Governmental Authority of any application to renew or extend such material Broadcast License or such other material License for the usual period thereof;

(g)promptly and in any event within five Business Days after the designation of a Subsidiary of the Covenant Entities as an Unrestricted Subsidiary, or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary of the Covenant Entities; and

(h)promptly after the occurrence of any other Material Adverse Effect not otherwise described in this Section 6.03.

6.04Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses (including FCC Licenses) and franchises necessary or desirable in the normal conduct of its business, except in the case of clauses (a) (other than with respect to the Borrower) and (b), (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

6.05Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) maintain, preserve and protect all of its material tangible properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted; and (ii) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

6.06Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self‑insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower) as are customarily carried under similar circumstances by such other Persons.  If any portion of any of the Mortgaged Properties is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, to the extent required by applicable Laws, the Borrower shall, or shall cause each Covenant Entity to, (a) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.07Compliance with Laws. Comply in all respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including, without limitation, Environmental Laws, ERISA, all terms and conditions of all Broadcast Licenses and applicable Communications Laws applicable Sanctions, anti-corruption laws, Anti‑Money Laundering Laws, including the Act), except if the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.08Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Covenant Entities.

6.09Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.09 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in this Section 6.09, none of the Covenant Entities will be required to disclose or permit the inspection or discussion of, any document, information or other matter (a) that constitutes non‑financial trade secrets or non‑financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) that is subject to attorney client or similar privilege or constitutes attorney work product.

6.10Intentionally Omitted.

6.11Covenant to Guarantee the Secured Obligations and Give Security. From and after the Closing Date, subject to Section 6.14, at the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)upon the formation, acquisition, designation or occurrence of any new direct or indirect Subsidiary of a Loan Party, within 45 days after such formation, acquisition, designation or occurrence (or such longer period as the Administrative Agent may agree in its reasonable discretion):

(i)with respect to such Person that is required to become a Guarantor under the Collateral and Guarantee Requirement, deliver to the Administrative Agent a description of the Material Real Properties owned by such Person in detail reasonably satisfactory to the Administrative Agent;

(ii)with respect to each such Person that is required to become a Guarantor under the Collateral and Guarantee Requirement, deliver to the Administrative Agent a duly executed guarantee substantially in the form of the Guaranty, as appropriate (or supplement thereto), Mortgages, pledges, assignments, Security Agreement Supplements and other security agreements and documents or joinders or supplements thereto (including without limitation, with respect to Mortgages, the documents listed in Section 6.11(c)), to the extent required by the Collateral and Guarantee Requirement, the Security Documents or as otherwise reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (consistent with the Mortgages, Security Agreement and other Security Documents in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(iii)with respect to each such Person that is required to become a Guarantor under the Collateral and Guarantee Requirement, deliver to the Administrative Agent any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) and instruments evidencing the Indebtedness held by such Person and required to be pledged pursuant to the Security Documents, indorsed in blank to the Collateral Agent;

(iv)with respect to each such Person that is required to become a Guarantor under the Collateral and Guarantee Requirement, deliver to the Administrative Agent executed Security Agreement Supplements and deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or any other documents customary under local law) (limited, in the case of Equity Interests of any Foreign Subsidiary or CFC Holdco, to 65% of the issued and outstanding Equity Interests of each such Foreign Subsidiary or CFC Holdco);

(v)with respect to each such Person that is required to become a Guarantor under the Collateral and Guarantee Requirement, deliver to the Administrative Agent, take whatever action (including the recording of Mortgages, the filing of financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Collateral Agent and Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(vi)with respect to each such Person that is required to become a Guarantor under the Collateral and Guarantee Requirement, deliver to the Administrative Agent, (1) a copy of the Organization Documents, including all amendments thereto, of each such Person, certified, if applicable, as of a recent date by the Secretary of State or other competent authority of the state of its respective organization, if applicable, or similar Governmental Authority, and a certificate as to the good standing or comparable certificate under applicable Laws (where relevant) of such Person as of a recent date from the date of formation or acquisition, from such respective Secretary of State, similar Governmental Authority or other competent authority and (2) a certificate of the Secretary or Assistant Secretary or comparable officer under applicable Law or director of each such Person dated the date of formation or acquisition and certifying (where relevant) (A) that attached thereto is a true and complete copy of the Organization Documents of each such Person as in effect on the date of formation or acquisition, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of each such Person authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the Organization Documents of each such Person have not been amended since the date of the last amendment shown on such certificate, (D) as to (if applicable) the incumbency and specimen signature of each officer executing any Loan Document on behalf of each such Person and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or comparable officer under applicable Law executing the certificate pursuant to clause (2) above and (E) such other matters that are customarily included in a certificate of this nature in the jurisdiction of its incorporation or organization.

(b)[Reserved];

(c)As to each Material Real Property of a Loan Party owned on the Closing Date or acquired after the Closing Date (excluding any Material Real Property subject to a Lien permitted by Section 7.01(i) or (o) of any Group Credit Agreement), deliver to the Collateral Agent the following and otherwise satisfy the applicable Collateral and Guarantee Requirement with respect to such Material Real Property of a Loan Party within (x) 150 days after the Closing Date with respect to the Material Real Properties owned or acquired by a Loan Party on the Closing Date and (y) 60 days (or such longer period as the Collateral Agent may agree in its sole discretion) of the acquisition of such Material Real Property by any Loan Party with respect to Material Real Property acquired after the Closing Date:

(i)one or more counterparts, as specified by the Collateral Agent, of a Mortgage on such Material Real Property, for the benefit of the Secured Parties, duly executed, acknowledged and delivered by the appropriate Loan Party;

(ii)evidence that counterparts of such Mortgage have been duly filed or recorded in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on such Material Real Property for the benefit of the Secured Parties, and that all applicable filing, documentary, stamp, intangible and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(iii)a Mortgage Policy in form and substance reasonably acceptable to the Collateral Agent and the Administrative Agent, and in an amount equal to the value of such Material Real Property covered thereby;

(iv)unless waived by the Collateral Agent, an American Land Title Association/American Congress on Surveying and Mapping form survey, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the date of such Mortgage or such earlier date as approved in writing by the Collateral Agent, certified to the Collateral Agent and the issuer of such Mortgage Policy in a manner satisfactory to the Collateral Agent and the Administrative Agent by a land surveyor duly registered and licensed in the State(s) in which such Material Real Property is located and acceptable to the Collateral Agent and the Administrative Agent, showing all buildings and other improvements, any off‑site improvements, the location of any easements, parking spaces, rights of way, building set‑back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than Liens permitted under Section 7.01 under any Group Credit Agreement and other defects acceptable to the Collateral Agent and the Administrative Agent;

(v)a flood insurance policy on such Material Real Property in an amount equal to the lesser of the maximum amount secured by such Mortgage or the maximum amount of flood insurance available under the Flood Disaster Protection Act of 1973, as amended, and otherwise in compliance with the requirements of the Loan Documents, or evidence satisfactory to the Collateral Agent and the Administrative Agent that none of the improvements located on such Material Real Property is located in a flood hazard area;

(vi)evidence satisfactory to the Administrative Agent and the Collateral Agent that the land constituting such Material Real Property is a separate tax lot or lots with separate assessment or assessments of such land and the improvements thereon, independent of any other land or improvements and that such land is a separate legally subdivided parcel, provided, however, that receipt of relevant title policy endorsements acceptable to the Administrative Agent and the Collateral Agent for such Mortgage Policy shall be deemed to satisfy this clause (vi);

(vii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the applicable Loan Party on behalf of such Person as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the requirements of this Section 6.11;

(viii)such documents and certifications as the Administrative Agent and the Collateral Agent may reasonably require to evidence that each Loan Party granting Liens and security interests in connection with this Section 6.11(c) or otherwise is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(ix)an opinion of local counsel for the applicable Loan Party (or any local counsel for the Administrative Agent if customary in such jurisdiction) in states or provinces in which such Material Real Property is located, with respect to the enforceability and perfection of such Mortgage and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent; and

(x)such other evidence that all other actions that the Administrative Agent and the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in such Mortgage has been taken.

(d)With respect to the formation, acquisition, designation or occurrence of any new direct or indirect Subsidiary of any Loan Party, in each case that is required to become a Guarantor under the Collateral and Guarantee Requirement, promptly, at the request of the Administrative Agent, deliver to the Administrative Agent an opinion of Kirkland & Ellis LLP or other counsel reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent, the Swing Line Lender, the L/C Issuers and each Lender, substantially similar in scope and substance as the applicable opinions delivered on the Closing Date, as the Administrative Agent or the Collateral Agent may reasonably request.

(e)With respect to any acquisition or series of related acquisitions, of any Equity Interests or assets or properties for an aggregate purchase price in excess of $75,000,000 by a Loan Party, in each case, only to the extent any such acquisition includes any Broadcast License, promptly, at the request of the Administrative Agent, deliver to the Administrative Agent an opinion of Wiley Rein, LLP or other special FCC counsel reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent, the Swing Line Lender, the L/C

Issuers and each Lender, as to any applicable FCC matters related to such new Guarantors or Collateral substantially similar in scope and substance as the opinion delivered on the Closing Date, as the Administrative Agent or the Collateral Agent may reasonably request.

(f)With respect to any Loan Party existing as of the Closing Date that has not executed and delivered each of the required Security Documents or Guaranties or taken the perfection steps set forth in Schedule 4.01A on the Closing Date, cause such Loan Party to promptly, and in any event within the period specified therefor in Schedule 4.01A, to execute and deliver such Security Documents and such Guaranties and take such perfection steps.

6.12Use of Proceeds.

(a)Use the proceeds of the Credit Extensions under the Revolving Credit Facility to finance general corporate and working capital purposes of the Covenant Entities, and to the extent permitted by the terms of this Agreement, any Unrestricted Subsidiaries thereof; provided that the use of the Revolving Credit Commitments on the Closing Date shall be subject to the limitations set forth on the Facilities Schedule (if any); provided further that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

(b)Use the proceeds of the Term Facilities in accordance with the provisions set forth on the Facilities Schedule.

6.13Compliance with Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect, comply, and cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits, obtain and renew all Environmental Permits necessary for its operations and properties, and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, to the extent required by and in accordance with the requirements of all Environmental Laws; provided, however, that no Covenant Entity shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14Further Assurances . Promptly upon the reasonable request by the Administrative Agent or the Collateral Agent, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation of any Security Document or other filing, document or instrument relating to Collateral, and (ii) do, execute, acknowledge, deliver, record, re‑record, file, re‑file, register and re‑register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Subsidiaries to do so.

6.15Designation as Senior Debt. Designate all Secured Obligations as “Designated Senior Indebtedness” (or similar terms) under, and defined in, the Subordinated Debt Documents.

6.16Payment of Taxes. Pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a Lien or charge upon any properties of any of the Covenant Entities not otherwise permitted under this Agreement; provided that none of the Covenant Entities shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or which could not reasonably be expected to, individually or in the aggregate, constitute a Material Adverse Effect.

6.17Conversion of Borrower. No later than June 30, 2017, convert the Borrower from an S corporation to a C corporation and provide written notice with evidence of such conversion to the Administrative Agent.

Article VII
NEGATIVE COVENANTS

So long as (1) any Lender shall have any Commitment hereunder, (2) any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied or (3) any Letter of Credit shall remain outstanding (unless Cash Collateralized or otherwise backstopped on terms reasonably satisfactory to the L/C Issuer), the Borrower shall not, and shall not permit any other Covenant Entity to, directly or indirectly:

7.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens created pursuant to the Security Documents securing the Secured Obligations;

(b)Liens existing on the Closing Date and set forth on Schedule 7.01(b);

(c)Liens of any Covenant Entity for taxes, assessments or other governmental charges which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings; provided that the appropriate reserves required pursuant to GAAP have been made in respect thereof;

(d)statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens of any Covenant Entity arising in the ordinary course of business (i) which secure amounts not overdue for a period of more than 60 days, or if more than 60 days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Liens or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Covenant Entity to the extent required in accordance with GAAP;

(e)Liens encumbering property of any Covenant Entity consisting of (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Covenant Entity;

(f)deposits to secure the performance and payment of bids, trade contracts, governmental contracts, licenses and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, completion guarantees, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)easements (including reciprocal easement agreements), rights‑of‑way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property (i) described in Mortgage Policies or (ii) which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Covenant Entities;

(h)Liens of any Covenant Entity securing judgments for the payment of money (or appeal or surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)Liens of any Covenant Entity securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capitalized Leases; provided further that individual financings of equipment permitted to be secured hereunder provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms;

(j)leases, licenses, subleases or sublicenses and Liens on the property covered thereby (including real property and intellectual property), in each case, granted to others by any Covenant Entity in the ordinary course of business which do not (i) interfere in any material respect with the business of any Covenant Entity taken as a whole, or (ii) secure any Indebtedness;

(k)Liens of any Covenant Entity (i) of a collection bank (including those arising under Section 4‑210 of the UCC) on the items in the course of collection or (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(l)Liens of any Covenant Entity (i) [Reserved] or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted (or that is required to be permitted as a condition to closing such Disposition) under Section 7.05 (other than Section 7.05(e)), in each case, solely to the extent such Disposition would have been permitted on the date of the creation of such Lien;

(m)Liens in favor of any Covenant Entity securing Indebtedness permitted under Section 7.02(e) (provided that, solely with respect to Indebtedness required to be Subordinated Debt under Section 7.02(e), such Lien shall be expressly subordinated to the Liens on the Collateral securing the Obligations to the same extent);

(n)[Reserved];

(o)any interest or title of a lessor or sublessor under leases or subleases entered into by any Covenant Entity in the ordinary course of its business;

(p)Liens arising out of conditional sale, title retention, hire, purchase, consignment or similar arrangements for sale of goods permitted hereunder entered into by any Covenant Entity in the ordinary course of its business;

(q)Liens of any Covenant Entity that are contractual rights of set off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Covenant Entity to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Person or (iii) relating to purchase orders and other agreements of any Covenant Entity entered into with customers of such Person in the ordinary course of its business;

(r)Liens of any Covenant Entity arising from precautionary UCC financing statement filings that do not secure Indebtedness;

(s)Liens of any Covenant Entity on insurance policies and the proceeds thereof securing any financing of the premiums with respect thereto permitted under the terms of this Agreement;

(t)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of business of the Covenant Entities, taken as a whole;

(u)the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) and (x) of this Section 7.01; provided that (i) the Lien does not extend to any additional property other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.02 and is not increased, (iii) such Liens are not extended to secure any other obligations or Indebtedness and (iv) in case of clause (x) of this Section 7.01, such Lien shall continue to be subject to the applicable Intercreditor Agreement;

(v)[Reserved];

(w)Liens solely on any cash earnest money deposits made by any Covenant Entity in connection with any letter of intent or purchase agreement permitted hereunder;

(x)Liens of any Covenant Entity securing Indebtedness permitted to be incurred under Section 7.02(t), provided that such Liens on the Collateral may either be pari passu with the Lien securing the Obligations or ranking junior to the Lien securing the Obligations (but, to the extent such Indebtedness is incurred by a Covenant Entity that is a Loan Party, it may not be secured by any assets that are not Collateral) and in any such case, the beneficiary thereof (or agent on their behalf) shall become party to an Intercreditor Agreement with the Collateral Agent;

(y)other Liens of any Covenant Entity securing Indebtedness (other than for borrowed money) or other obligations of any Covenant Entity in an aggregate outstanding principal amount for all such Covenant Entities not to exceed $5,000,000;

(z)Liens on equipment of any Covenant Entity and located on the premises of any client or supplier in the ordinary course of business; and

(aa)any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement, in each case only to the extent such encumbrances or restrictions do not secure Indebtedness.

7.02Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)(i) the Secured Obligations, (ii) [Reserved], (iii) on and after the Nexstar Guaranty Date, Guarantee Obligations in respect of Nexstar Secured Obligations and any other Indebtedness permitted to be incurred by any Covenant Entity (as defined in the Nexstar Credit Agreement) other than a Non-Loan Party (as defined in the Nexstar Credit Agreement) or a Digital Business Entity (as defined in the Nexstar Credit Agreement) or by any Holding Company (as defined in the Nexstar Credit Agreement) under Sections 7.02(a)(i), (a)(ii), (b), (g), (q), (t), (w) and (y) of the Nexstar Credit Agreement, provided that, with respect to clause (y) only, such Guarantee Obligations shall be limited to Indebtedness in respect of premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest of obligations described in Sections 7.02(a)(i), (a)(ii), (b), (g), (q), (t) and (w) of the Nexstar Credit Agreement and (iv) [Reserved];

(b)[Reserved];

(c)obligations of any Covenant Entity (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates;

(d)Guarantee Obligations of any Covenant Entity in respect of Indebtedness of any other Covenant Entity otherwise permitted hereunder; provided that any Guarantee Obligation of a Loan Party in respect of Indebtedness of a Non-Loan Party shall be permitted to the extent it constitutes an Investment permitted under Section 7.03 hereunder (except that an Immaterial Subsidiary may not, by virtue of this Section 7.02(d), guarantee Indebtedness that such Immaterial Subsidiary could not otherwise incur under this Section 7.02); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guaranties of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e)Indebtedness of any Covenant Entity owing to any other Covenant Entity to the extent constituting an Investment permitted by Section 7.03 (other than Section 7.03(f)); provided that all such Indebtedness incurred following the Closing Date of any Covenant Entity that is a Loan Party owed to any other Covenant Entity that is not a Loan Party shall be subject to subordination terms reasonably satisfactory to the Administrative Agent;

(f)(i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) of any Covenant Entity financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement), (ii) [Reserved], and (iii) any Indebtedness of any Covenant Entity incurred to refinance the Indebtedness set forth in the immediately preceding clauses (i) and (ii) so long as the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and as otherwise permitted under Section 7.02; provided that the aggregate principal amount of Indebtedness incurred by the Covenant Entities under this Section 7.02(f) and any refinancing Indebtedness in respect thereof does not exceed $500,000 at the time of incurrence thereof;

(g)[Reserved];

(h)Indebtedness of any Covenant Entity representing deferred compensation to employees of any Covenant Entity incurred in the ordinary course of business;

(i)Indebtedness of any Covenant Entity to the current or former officers, directors, partners, managers, consultants and employees, their respective heirs, estates, spouses or former spouses of any Covenant Entity to finance the purchase or redemption of Equity Interests of any Covenant Entity, in each case as permitted by Section 7.09(e);

(j)Indebtedness incurred by any Covenant Entity in any Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn‑outs) or other similar adjustments;

(k)Indebtedness consisting of obligations of any Covenant Entity under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment expressly permitted hereunder;

(l)Cash Management Obligations and other Indebtedness of any Covenant Entity in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(m)Indebtedness of any Covenant Entity consisting of (i) the financing of insurance premiums or (ii) take‑or‑pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(n)Indebtedness incurred by any Covenant Entity in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self‑insurance or other Indebtedness with respect to reimbursement‑type obligations regarding workers compensation claims;

(o)obligations of any Covenant Entity in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by any Covenant Entity or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(p)Indebtedness of any Covenant Entity supported by a letter of credit otherwise permitted to be incurred pursuant to this Section 7.02 in a principal amount not to exceed the face amount of such letter of credit;

(q)[Reserved];

(r)[Reserved];

(s)Indebtedness existing on the Closing Date and listed on Schedule 7.02(s) (the “Surviving Indebtedness”) and any Permitted Refinancing thereof;

(t)so long as no Default shall have occurred and be continuing immediately before and after the incurrence thereof, (i) Indebtedness (in the form of senior secured, senior unsecured, senior subordinated, or subordinated notes or loans) of any Covenant Entity to the extent that 100% of the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied solely to the prepayment of Term Loans in accordance with Section 2.05(b)(iii); provided that (A) such Indebtedness shall not mature earlier than the Maturity Date with respect to the relevant tranche of Term Loans being refinanced, (B) as of the date of the incurrence of such Indebtedness, the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than that of the remaining Term Loans being refinanced, (C) no Covenant Entity is a borrower or guarantor with respect to such Indebtedness unless such Covenant Entity shall have previously or substantially concurrently Guaranteed the Obligations pursuant to the applicable Guaranty, (D)

the other terms and conditions of such Indebtedness (excluding pricing, optional prepayment, call protection or redemption terms) reflect market terms on the date of issuance and such Indebtedness shall not participate in mandatory prepayments on a greater than pro rata basis with the Term Loans (other than any change of control offer or AHYDO catchup payments); (E) such Indebtedness may be secured by a Lien on the Collateral on a pari passu or junior lien basis to the Obligations or be unsecured, (F) such Indebtedness shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter than (or in addition to) those contained in the Nexstar Credit Agreement on the date of issuance (except for covenants applicable only to the period after the Maturity Date of the Term Loans being refinanced) as reasonably determined by the Borrower and (G) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clauses (A), (B) and (C), and (ii) any Permitted Refinancing thereof;

(u)Guarantee Obligations of any Covenant Entity in connection with the provision of credit card payment processing services for any Covenant Entity;

(v)customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(w)(i) additional Indebtedness (other than Indebtedness for borrowed money) of any Covenant Entity in an aggregate outstanding principal amount not to exceed $5,000,000 at the time of incurrence and (ii) any Permitted Refinancing in respect thereof;

(x)Management Advances; and

(y)all premiums (if any), interest (including post‑petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x) above.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.02.

7.03Investments. Make any Investments, except:

(a)Investments by any Covenant Entity in assets that were Cash Equivalents when such Investment was made;

(b)Management Advances;

(c)asset purchases of the Covenant Entities (including purchases of inventory, supplies, materials and equipment) and the licensing, leasing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business;

(d)(i) with respect to Investments among Covenant Entities, Investments (A) by any Covenant Entity in any Loan Party that is a Covenant Entity, (B) by any Non‑Loan Party in any other Non‑Loan Party and (C) by any Loan Party in a Non-Loan Party in an aggregate amount for all such Investments not to exceed $1,000,000 at the time made,

(ii)[Reserved] and

(iii)[Reserved];

(e)Investments of any Covenant Entity consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business to the extent reasonably necessary in order to prevent or limit loss;

(f)Investments of any Covenant Entity consisting of Liens, Indebtedness, fundamental changes, Dispositions, redemptions and Restricted Payments permitted under Section 7.01, Section 7.02 (other than Section 7.02(e)), Section 7.04 (other than Section 7.04(e)), Section 7.05 (other than Sections 7.05(d)(ii), (e) and (q)), Section 7.06 and Section 7.09 (other than Section 7.09(c)), respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.03(f);

(g)Investments existing on the Closing Date and set forth on Schedule 7.03(g) and Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the Closing Date; provided that the amount of any Investment permitted pursuant to this Section 7.03(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.03;

(h)Investments of any Covenant Entity in Swap Contracts permitted under Section 7.02(c);

(i)promissory notes and other non‑cash consideration received by any Covenant Entity in connection with Dispositions permitted by Section 7.05 (other than Sections 7.05(d)(ii), (e) and (q));

(j)[Reserved];

(k)[Reserved];

(l)Investments of any Covenant Entity in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m)Investments of any Covenant Entity (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon foreclosure in connection with any secured Investment or other transfer of title with respect to any secured Investment or in satisfaction of judgments or pursuant to any plan of reorganization;

(n)[Reserved];

(o)advances by any Covenant Entity of payroll payments to employees in the ordinary course of its business;

(p)[Reserved];

(q)Guarantee Obligations of any Covenant Entity in respect of leases of a Covenant Entity (other than Capitalized Leases) or of other obligations of a Covenant Entity that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r)[Reserved];

(s)Guarantee Obligations of any Covenant Entity in connection with the provision of credit card payment processing services in the ordinary course of business;

(t)pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(u)Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisition, in each case only to the extent the underlying transaction is permitted by this Section;

(v)Investments of any Covenant Entity to the extent acquired in connection with Permitted Asset Swaps under Section 7.05(m);

(w)[Reserved];

(x)[Reserved]; and

(y)Investments in Unrestricted Subsidiaries in connection with the escrow of proceeds of Indebtedness to be used for the purpose of refinancing all or any of the Facilities hereunder in an amount not to exceed the accrued interest on the proceeds of such Indebtedness held in escrow; provided that the principal amount of such Indebtedness in escrow shall not exceed the principal amount of the Facilities to be refinanced except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such refinancing.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Investment for purposes of this Section 7.03.

7.04Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)any Covenant Entity may merge with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (y) any one or more other Covenant Entities; provided that when any Loan Party is merging with a Non-Loan Party, the Loan Party shall be the continuing or surviving Person;

(b)any Covenant Entity other than the Borrower may liquidate or dissolve and may change its legal form, in each case only so long as (A) no Default shall have occurred and be continuing or would result therefrom, (B) the Lien on or security interest in any Collateral held by it under the Loan Documents shall remain in effect to the same extent as immediately prior to such change, and (C) with respect to any change in legal form, the Guaranty of the Secured Obligations by such Covenant Entity shall remain in effect to the same extent as immediately prior to such change;

(c)any Covenant Entity other than the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Covenant Entity; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party that is a Covenant Entity or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Covenant Entity which is not a Loan Party in accordance with Section 7.03 (other than Section 7.03(f)), respectively;

(d)the Borrower may merge with any other Person; provided that the Borrower shall be the continuing or surviving corporation;

(e)any Covenant Entity other than the Borrower may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.03 (other than Section 7.03(f)); provided that the continuing or surviving Person shall be a Covenant Entity, which shall have complied with the requirements of Section 6.11; and

(f)a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)), may be effected.

7.05Dispositions. Make any Disposition, except:

(a)Dispositions by the Covenant Entities of (i) obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business, (ii) property no longer used or useful in the conduct of the business of the Covenant Entities and (iii) motor vehicles in the ordinary course of business;

(b)Dispositions by (i) the Covenant Entities of inventory in the ordinary course of business, (ii) the Covenant Entities of immaterial assets in the ordinary course of business and (iii) the Covenant Entities constituting barter programming or barter syndication in the ordinary course of business;

(c)Dispositions by the Covenant Entities of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d)Dispositions by the Covenant Entities of property to the other Covenant Entities; provided that if the transferor of such property is a Covenant Entity (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.03 (other than Section 7.03(f)); and provided further that no Broadcast Licenses or other FCC Licenses owned by the Loan Parties may be transferred to Non-Loan Parties;

(e)Dispositions permitted by Section 7.03 (other than Section 7.03(f)), Section 7.04 (other than Section 7.04(f)) and Section 7.09 and Liens permitted by Section 7.01 (other than Section 7.01(l));

(f)Dispositions by the Covenant Entities in the ordinary course of business of Cash Equivalents;

(g)leases, subleases, licenses or sublicenses of the Covenant Entities, in each case in the ordinary course of business and which do not materially interfere with the business of the Covenant Entities, taken as a whole;

(h)transfers of property of the Covenant Entities subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(i)Dispositions of Investments in joint ventures by the Covenant Entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(j)Dispositions by the Covenant Entities of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(k)the unwinding of any Swap Contract permitted hereunder of the Covenant Entities pursuant to its terms;

(l)[Reserved];

(m)Dispositions by the Covenant Entities of any assets or 100% of the Equity Interests of a Restricted Subsidiary of such Covenant Entity provided that such Disposition is made together with a concurrent purchase of, or exchange for, comparable assets (or 100% of the Equity Interests of a Restricted Subsidiary owning comparable assets) of another Person (an “Asset Swap”), in each case so long as (i) immediately before and immediately after any such Disposition, no Default shall have occurred and be continuing, (ii) such Disposition is designated as a “VIE Asset Swap” under the Nexstar Credit Agreement by the Borrower and the Nexstar Borrower and such designation is notified in writing by the Administrative Agent to the Group Administrative Agent under the Nexstar Credit Agreement, (iii) such Disposition does not violate the caps set forth in clause (ii) of Section 7.05(m) of the Nexstar Credit Agreement, (iv) all FCC Licenses acquired in connection with any such Asset Swap will be acquired by the Borrower or a domestic Wholly‑Owned Restricted Subsidiary of the Borrower which is a Guarantor and the Equity Interests of which are pledged to secure the Secured Obligations pursuant to Section 6.11 and the requirements set forth in the definition of “Collateral and Guarantee Requirement”, (v) after giving effect to such Asset Swap, the Borrower shall be in compliance with Sections 6.11 and 6.14 (within the time period specified therein) to the extent applicable, and Section 7.11;

(n)Dispositions by the Covenant Entities not otherwise permitted pursuant to this Section 7.05; provided that (i) immediately before and immediately after any such Disposition, no Default shall have occurred and be continuing, (ii) such Disposition shall be for fair market value as reasonably determined by the applicable Covenant Entity in good faith based on sales of similar assets, if available, (iii) the Borrower or the applicable Covenant Entity complies with the applicable provisions of Section 2.05, (iv) such Disposition is designated as a “VIE Asset Sale” under the Nexstar Credit Agreement by the Borrower and the Nexstar Borrower and such designation is notified in writing by the Administrative Agent to the Group Administrative Agent under the Nexstar Credit Agreement, (v) such Disposition does not violate the caps set forth in clause (iv) of Section 7.05(n) of the Nexstar Credit Agreement; and (vi) with respect to any Disposition pursuant to this clause (n) for a purchase price in excess of $10,000,000, the applicable Covenant Entity shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (vi), (A) any liabilities (attributable to the Borrower and its consolidated Subsidiaries as shown on the most recent consolidating balance sheet of Nexstar Media provided under the Nexstar Credit Agreement or in the footnotes thereto) of the Covenant Entities, other than liabilities that are by their terms subordinated in right of payment to the Obligations under the Loan Documents, that are assumed by the transferee with respect to the applicable Disposition and for which the Covenant Entities shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations received by the Covenant Entities from such transferee that are converted by such Covenant Entity into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non‑Cash Consideration received by the Covenant Entities in respect of such Disposition shall be added to the amount “Designated Non‑Cash Consideration” under Section 7.05(n)(vi) of the Nexstar Credit Agreement and the total amount of “Designated Non-Cash Consideration” thereafter shall not exceed the cap set forth in Section 7.05(n)(vi) of the Nexstar Credit Agreement; and provided further that no Broadcast Licenses or other FCC Licenses owned by the Loan Parties may be transferred or sold to Non-Loan Parties;

(o)(x) [Reserved] and (y) any Host Channel Sharing Agreement, provided that any Net Cash Proceeds from the Disposition of spectrum under such Host Channel Sharing Agreement to a Person other than a Marshall Guarantor shall be subject to Section 2.05(b)(ii)(A); provided however, for the avoidance of doubt, that no cost sharing reimbursements from the Channel Sharee under such Host Channel Sharing Agreement shall be subject to Section 2.05(b)(ii)(A);

(p)the abandonment or other Disposition of intellectual property by the Covenant Entities in the ordinary course of business or which are reasonably determined by the Borrower, in good faith, to be no longer material to its business;

(q)any forgiveness, writeoff or writedown of any intercompany obligations; provided that any forgiveness of obligations owing by a Non‑Loan Party or Unrestricted Subsidiary shall not result in additional ability to make Investments in Non‑Loan Parties or Unrestricted Subsidiaries in the amount of such forgiven obligations;

(r)any disposition of Equity Interests in an Unrestricted Subsidiary;

(s)any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(t)condemnation or any similar action by a Governmental Authority with respect to any property or other assets, or foreclosure in connection with any Lien permitted to exist under Section 7.01;

(u)[Reserved]; and

(v)so long as no Default exists and is continuing before and after giving effect to such agreement, Station Sharing Arrangement with the Nexstar Borrower or a Subsidiary of Nexstar Borrower pursuant to a Nexstar/VIE Agreement; provided that such Station Sharing Arrangement shall specifically permit the assignment to, and first priority Liens and security interests for the benefit of the Secured Parties to secure the Marshall Secured Obligations.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Guarantor, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and, if requested by the Borrower, upon the certification by the Borrower that such Disposition is expressly permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall act in accordance with the terms of Section 9.10 and Section 10.18(a)(ii).

7.06Prepayments, Etc. of Indebtedness; Amendments.

(a)Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (i) to the extent it provides a guarantee thereof, any Senior Note, (ii) any Junior Lien Debt in excess of the Threshold Amount or (iii) any Subordinated Debt in excess of the Threshold Amount (it being understood that, in each case of clauses (i) - (iii), (A) payments of regularly scheduled interest and mandatory prepayments shall be permitted, (B) any “AHYDO” payment for the purpose of causing such Indebtedness not to be treated as “applicable high yield discount obligation” within the meaning of Code Section 163(i) shall be permitted and (C) any prepayment, redemption, purchase, defease or other payment in anticipation of satisfying final maturity due within one year of the date such prepayment, redemption, purchase, defease or other payment shall be permitted), except for

(i)the refinancing thereof with the proceeds of a Permitted Refinancing;

(ii)[Reserved];

(iii)[Reserved];

(iv)[Reserved]; and

(v)[Reserved].

(b)amend, modify or change any term or condition of any Subordinated Debt Documents for Subordinated Debt in excess of the Threshold Amount in any manner materially adverse to the interests of the Lenders.

7.07Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.08Transactions with Affiliates. Enter into or conduct any transaction or any series of transactions, directly or indirectly, of any kind (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Consolidated Group Entity, whether or not in the ordinary course of business (an “Affiliate Transaction”), involving aggregate value in excess of $10,000,000 unless:

(1)the terms of such Affiliate Transaction taken as a whole are not materially less favorable to such Covenant Entity, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)in the event such Affiliate Transaction involves an aggregate value in excess of $20,000,000, the terms of such transaction have been approved by a majority of the members of the board of directors of the Borrower.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

The provisions of the preceding paragraph will not apply to:

(a)any transaction between or among Covenant Entities (or an entity that becomes a Covenant Entity as a result of such transaction); provided that no Broadcast License or other FCC Licenses owned by the Loan Parties may be held by a Non-Loan Party;

(b)transactions on terms not less favorable to a Covenant Entity as would be obtainable by such Covenant Entity at the time in a comparable arm’s‑length transaction with a Person other than an Affiliate;

(c)the Transactions and the payment of “Transaction Expenses”;

(d)[Reserved];

(e)equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Covenant Entities, but only to the extent specifically permitted under this Article VII;

(f)transactions by and among the Covenant Entities, and joint ventures, but only to the extent specifically permitted under this Article VII;

(g)employment and severance arrangements between the Covenant Entities and their respective officers and employees, in each case in the ordinary course of business as determined in good faith by the board of directors or senior management of the relevant Person and transactions pursuant to stock option plans and employee benefit plans and arrangements;

(h)payments by the Covenant Entities pursuant to the tax sharing agreements among the Covenant Entities disclosed on Schedule 7.08 or entered into after the Closing Date, in each case on customary terms to the extent attributable to the ownership or operation of the Covenant Entities and not in contradiction with past practices;

(i)the payment by the Covenant Entities of compensation, customary fees and reasonable out‑of‑pocket costs to, and indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, employees and consultants of the Covenant Entities in the ordinary course of business to the extent attributable to the ownership or operation of the Covenant Entities;

(j)transactions of the Covenant Entities pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(k)Restricted Payments by the Covenant Entities to the extent permitted under Section 7.09;

(l)any purchases by the Borrower’s Affiliates of Indebtedness of the Covenant Entities the majority of which Indebtedness is purchased by Persons who are not Affiliates of any Consolidated Group Entity; provided that such purchases by the Borrower’s Affiliates are permitted under the terms of this Agreement and are on the same terms as such purchases by such Persons who are not Affiliates of any Consolidated Group Entity;

(m)so long as (i) Nexstar/VIE Agreements, covering all of the Stations, are in full force and effect, (ii) the Nexstar Credit Agreement has not been terminated, (iii) all “Collateral” (as defined in the Nexstar Credit Agreement) secures both the Marshall Secured Obligations and the Nexstar Secured Obligations, transactions among the Covenant Entities and Nexstar Media and its Subsidiaries to the extent otherwise permitted under this Article VII and not otherwise prohibited by applicable Law;

(n)[Reserved]; and

(o)Management Advances.

7.09Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)each Covenant Entity (other than the Borrower) may make Restricted Payments to the other Covenant Entities (and, in the case of a Restricted Payment by a non‑Wholly‑Owned Restricted Subsidiary, to the Covenant Entities and to each other owner of Equity Interests of such Covenant Entity based on their relative ownership interests of the relevant class of Equity Interests);

(b)[Reserved];

(c)to the extent constituting Restricted Payments, the Covenant Entities may enter into and consummate transactions expressly permitted by any provision of Section 7.03 (other than Section 7.03(f)) or Section 7.04 respectively; provided, however, that no such Restricted Payment may be made solely pursuant to the terms of this Section 7.09(c);

(d)[Reserved];

(e)the Covenant Entities may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower held by any future, present or former employee, director, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Covenant Entity pursuant to any employee, management or director equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of a Covenant Entity; provided that the aggregate amount of payments under Section 7.09(e) of the Group Credit Agreements do not exceed $20,000,000 in the aggregate in any fiscal year;

(f)netting of shares under stock option plans of the Borrower to settle option price payments owed to employees and officers of the Covenant Entities with respect thereto, and netting of shares to settle such employees’ and officers’ federal, state and income tax liabilities (if any) related to restricted stock units and similar stock based awards thereunder;

(g)the Covenant Entities may pay any dividend or distribution within 60 days after the date of declaration thereof, if on the date of declaration such payment complied with, and was permitted to be made by, another provision of this Section 7.09;

(h)the Covenant Entities may (i) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms so long as such convertible Indebtedness was permitted to be issued under Section 7.02;

(i)[Reserved];

(j)[Reserved];

(k)[Reserved];

(l)the declaration and payment of dividends on Disqualified Equity Interests or preferred equity that was issued and incurred in accordance with the terms of Section 7.02 to the extent such payments would be permitted under Section 7.06; provided, however, that no such Restricted Payment may be made solely pursuant to the terms of this Section 7.09(l);

(m)[Reserved];

(n)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of preferred stock of a Covenant Entity made by exchange for or out of the proceeds of the substantially concurrent sale of preferred stock of such Covenant Entity, that, in each case, is permitted to be issued and incurred pursuant to Section 7.02; and

(o)the Borrower may make a one-time dividend to the Marshall Equity Holders in an aggregate amount not to exceed income taxes payable by the Marshall Equity Holders attributable solely to the performance of the Borrower for the fiscal year 2016.

7.10[Reserved].

7.11Change in Nature of Business. Directly or indirectly engage in any material line of business that is fundamentally and substantially different from the Permitted Business or any business reasonably related, complementary, synergistic or ancillary thereto or a reasonable extension thereof.

7.12Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of (a) any Covenant Entity to make Restricted Payments to the holders of its Equity Interests, (b) any Covenant Entity to enter into a Guaranty or otherwise Guarantee the Indebtedness of the Nexstar Borrower under the Nexstar Credit Agreement or make loans or advances to the Borrower or any Covenant Entity that is a Loan Party, (c) any Covenant Entity to transfer any of its property to any other Covenant Entity that is a Loan Party or (d) any Covenant Entity to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations under the Loan Documents, or any renewals, refinancings, exchanges, refundings or extension thereof, except in respect of any of the matters referred to in clauses (a) through (d) above:

(i)restrictions and conditions imposed under any Loan Document and the Indenture Documentation;

(ii)restrictions and conditions existing on the Closing Date or any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(iii)customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;

(iv)customary provisions in leases, licenses and other contracts restricting the assignment thereof;

(v)restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;

(vi)restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Covenant Entity (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Covenant Entity and the restriction or condition does not apply to the Borrower;

(vii)restrictions or conditions in any Indebtedness permitted pursuant to Section 7.02 to the extent such restrictions or conditions are no more restrictive than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance (as determined by the Borrower in good faith) or, in the case of Indebtedness of any Non Loan Party, are imposed solely on such Non Loan Party and its Subsidiaries and are market terms at the time of issuance (as determined by the Borrower in good faith); provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 6.11 and Section 6.14;

(viii)encumbrances and restrictions under the Organization Documents of JV Entities;

(ix)any encumbrance or restriction: (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; or (B) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary;

(x)any encumbrance or restriction pursuant to Swap Contracts; provided that any such restrictions or conditions permit compliance with the Collateral and Guarantee Requirement and Section 6.11 and Section 6.14; and

(xi)encumbrances or restrictions arising or existing by reason of applicable Law or any applicable rule, regulation or order, or required by any regulatory authority.

7.13[Reserved].

7.14Sanctions. Directly or, to the Borrower’s knowledge indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner, to the extent that the result of the foregoing would be a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender or otherwise) of Sanctions.

7.15Amendments and Other Documents. The Borrower shall not, and shall not permit any Covenant Entity to modify, change, amend, or terminate, any of the provisions of any Nexstar/VIE Agreement with Nexstar Media or any of its Subsidiaries or any material Channel Sharing Agreement if any such modification, change, amendment or termination could reasonably be expected to be materially adverse to the interests of the Lenders.

7.16Variable Interest Entity. Create or establish any Variable Interest Entity other than any Person that solely as a result of change in GAAP, becomes a Variable Interest Entity; provided that no Sharing Arrangement shall exist between such Person and a Covenant Entity.

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  Any of the following events referred to in any of clauses (a) through (n) shall constitute an “Event of Default”:

(a)Non‑Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Borrowing, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or the Borrower fails to pay or to deposit any funds as Cash Collateral in respect of L/C Obligations, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in (i) any of Section 6.03(a), 6.04(a) or Article VII or (ii) [Reserved]; or

(c)Other Defaults.  The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed in respect of the Obligations (but not the other Secured Obligations), or any Loan Party fails to comply with the insurance requirements equivalent to the requirements set forth in Section 6.06 as if such Loan Party were a Covenant Entity and such failure continues for 30 days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Majority Lenders; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document or in any document required to be delivered in connection herewith or therewith, in each case in respect of the Obligations but not the other Secured Obligations, shall be incorrect or misleading in any material respect when made or deemed made; or

(e)Cross‑Default.  Any Covenant Entity or any Loan Party (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness having an aggregate principal amount (or with respect to any Swap Contract, having a Swap Termination Value) in excess of the Threshold Amount (except in respect of the Obligations, which are addressed in clause (a) above and in respect of the Nexstar Secured Obligations, which are addressed in clause (n) below), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after giving effect to any grace period, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f)Insolvency Proceedings, Etc.  Any Covenant Entity or any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property, or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days, or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Covenant Entity or any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Covenant Entities, taken as a whole, and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)Judgments.  There is entered against any Covenant Entity or any Loan Party a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) any Covenant Entity, any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(j)Invalidity of Loan Documents.  Any material provision of this Agreement, or any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, and other than as a result of a transaction permitted by Section 7.04 or 7.05 or solely as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect, or any Security Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien on the Collateral purported to be covered thereby (to the extent required hereby or thereby), or any Loan Party or any Subsidiary thereof contests in writing in any manner the validity or enforceability of any material provision of any Loan Document, or any Loan Party or any Restricted Subsidiary thereof denies in writing that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke, terminate (other than in connection with payment in full) or rescind any provision of any Loan Document; or

(k)Change of Control.  There occurs any Change of Control; or

(l)Subordination.  (i) The subordination provisions of the Subordinated Debt Documents for Subordinated Debt in excess of the Threshold Amount (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Subordinated Debt or the Lien subordination provisions in any Intercreditor Agreement in respect of Junior Lien Debt in excess of the Threshold Amount

(the “Intercreditor Lien Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Junior Lien Debt or(ii) the Borrower or any other Loan Party or any Restricted Subsidiary of a Loan Party shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of any of the Subordination Provisions or the Intercreditor Lien Subordination Provisions; or

(m)Material Licenses; Material Sharing Arrangements.  (i)(1) Any Broadcast License of any Covenant Entity shall be terminated, forfeited or revoked or shall fail to be renewed for any reason whatsoever or shall be modified in a manner materially adverse to the interests of the Covenant Entities, taken as a whole, or (2) for any other reason (A) the Covenant Entities shall at any time cease to be a licensee under any Broadcast License relating to the Station to which such Broadcast Licenses have been granted or shall otherwise fail to have all required authorizations, licenses and permits to construct, own, operate or promote such Station (other than pursuant to any Disposition or other transaction not prohibited under this Agreement), or (B) [Reserved], and in each case of clause (1) or (2), the occurrence of which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) any Nexstar/VIE Agreement shall (1) be revoked, cancelled, terminated or expired by its terms and not renewed for any reason whatsoever or shall be modified at the request of any Governmental Authority in a manner materially adverse to the interests of the Covenant Entities, taken as a whole and the occurrence of which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (iii) any Channel Sharing Agreement listed on Schedule 5.23 to which any Covenant Entity is a Channel Sharee shall be revoked, cancelled, terminated or expired by its terms and not renewed for any reason whatsoever or shall be modified at the request of any Governmental Authority in a manner materially adverse to the interests of the Covenant Entities, taken as a whole and the occurrence of which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n)Cross-Default to the Nexstar Loan Documents; Failure to Conform.  Any one or more of the following shall have occurred:

(i)There shall occur an “Event of Default” (as defined in the Nexstar Credit Agreement) other than an “Event of Default” under Section 8.01(b)(ii) thereof; or

(ii)There shall occur an “Event of Default” under Section 8.01(b)(ii) of the Nexstar Credit Agreement; or

(iii)The Nexstar Credit Agreement shall have been

(A)terminated, or

(B)shall, for any reason, not be in full force and effect; or

(iv)For any reason at any time, any Class of Loans outstanding hereunder:

(A)does not have a corresponding Class of loans under the Nexstar Credit Agreement that “Constitutes the Same Class With” such Loans hereunder as set forth on the Group Facilities Schedule, or

(B)does not have the same Lenders as the corresponding Class of loans outstanding under the Nexstar Credit Agreement; or

(v)within 45 days after the execution of any amendment to the Nexstar Credit Agreement (or such longer period as reasonably agreed to by the Administrative Agent), the Borrower shall fail to execute and deliver an amendment to this Agreement that is necessary, in the reasonable judgment of the Administrative Agent, to conform one or more of the provisions of this Agreement that do not constitute Common Terms with the provisions in the Nexstar Credit Agreement (it being understood that any amendment to the Common Terms requires the amendment to each Group Credit Agreement in order for such amendment to become effective in any Group Credit Agreement).

8.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, and at the request of the Majority Lenders, shall, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Covenant Entity or any Loan Party shall be deemed not to include any Person that would have been excluded pursuant to Section 8.03 of the Nexstar Credit Agreement.

8.04Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), including in any bankruptcy or insolvency proceeding, any amounts received on account of the Secured Obligations shall, in each case subject to (x) the provisions of Section 2.16 and 2.17, (y) any Intercreditor Agreement then in effect and (z) the Intercreditor Agreement Among Group Lenders, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest (including, but not limited to, post‑petition interest) on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, L/C Borrowings, Cash Management Obligations and obligations then owing under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.17;

Sixth, to the payment of all other Secured Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations (other than contingent indemnity obligations) have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, to the Borrower.  Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section 8.04.

8.05[Reserved].

Article IX
ADMINISTRATIVE AGENT

9.01Appointment and Authority. (a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except for the consent rights of the Borrower pursuant to Section 9.06, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party or any Restricted Subsidiary of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Related Parties” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties or any Restricted Subsidiary of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co‑agents, sub‑agents and attorneys‑in‑fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co‑agents, sub‑agents and attorneys‑in‑fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

The Administrative Agent shall not be liable to any Lender or any Affiliate of any Lender for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the relevant L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuers unless the Administrative Agent shall have received notice to the contrary from such Lender or an L/C Issuer prior to the making of such Loan or the issuance of such Letter of

Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by such Agent.  Each Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agents and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  Each Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.

9.06Resignation of Administrative Agent, Swing Line Lender, L/C Issuers and Collateral Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, each L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower (except during the existence of an Event of Default under Sections 8.01(f) or (g)), which consent shall not be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers (without the consent of any Lenders or L/C Issuers), appoint a successor Administrative Agent meeting the qualifications set forth above, subject so long as there exists no Event of Default under Sections 8.01(f) or (g), to the consent of the Borrower, which consent shall not be unreasonably withheld or delayed.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor, which appointment of a successor agent shall require the consent of the Borrower (except during the existence of an Event of Default under Sections 8.01(f) or (g)), which consent shall not be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the relevant L/C Issuer directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(e)The Collateral Agent may at its option at any time give notice of its resignation to the Administrative Agent, the Lenders and the Borrower, in each case effective on the date that is 30 days after the date specified in such notice; provided, however, that notwithstanding any provision herein or in any other Group Loan Document to the contrary, the resignation of the Collateral Agent pursuant to this clause (e) shall only be effective if such resigning Person provides a simultaneous notice of resignation in accordance with the terms of Section 9.06(d) of each other Group Credit Agreement, in each case resigning as Collateral Agent, if applicable.  Additionally, any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Collateral Agent.  If Bank of America or any other Collateral Agent resigns as Collateral Agent, it shall retain all the rights, powers, privileges and duties of Collateral Agent hereunder with respect to all Collateral and the Loan Documents until an assignment of such duties has been made by Bank of America or such Collateral Agent to a successor Collateral Agent.  Upon the appointment by Bank of America or any other Collateral Agent of a successor Collateral Agent (with the consent of the Borrower, except during the existence of an Event of Default under Sections 8.01(f) or (g), which consent shall not be unreasonably withheld or delayed) to appoint a successor, if such position exists and as applicable, hereunder and under each other Group Credit Agreement (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent, and (B) the retiring Collateral Agent shall be discharged from all of its respective duties and obligations hereunder, under each other Group Credit Agreement, under the other Loan Documents or under the other Group Loan Documents.

9.07Non‑Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent or their respective Related Parties.

9.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or the Co-Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or any Restricted Subsidiary of a Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

9.10Collateral and Guarantee Matters. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank and a holder of other Secured Obligations) and the L/C Issuers irrevocably authorize the Administrative Agent to,

(a)release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments under this Agreement and, if the Nexstar Guaranty Date has occurred, the “Aggregate Commitments” as defined in the Nexstar Credit Agreement and payment in full of all Secured Obligations (excluding contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (if any) issued under this Agreement and, if the Nexstar Guaranty Date has occurred, “Letters of Credit” as defined in the Nexstar Credit Agreement (other than (x) Letters of Credit and, if the Nexstar Guaranty Date has occurred,

“Letters of Credit” as defined in the Nexstar Credit Agreement, (if any), (y) obligations under Secured Hedge Agreements and, if the Nexstar Guaranty Date has occurred, “Secured Hedge Agreements” as defined in the Nexstar Credit Agreement, in each case not yet due and payable, and (z) Cash Management Obligations and, if the Nexstar Guaranty Date has occurred, “Cash Management Obligations” as defined in the Nexstar Credit Agreement, in each case not yet due and payable, and, in each case of (x), (y) and (z) preceding, as to which other arrangements satisfactory to the relevant Group Administrative Agent, and the relevant Group L/C Issuer, the relevant Group Hedge Bank or the relevant Group Cash Management Bank, as applicable, shall have been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to the terms of this Agreement;

(b)release any Guarantor from its obligations under any of the Guaranties and the Security Documents and release any Liens granted by such Guarantor if such Person is no longer required to be a Guarantor pursuant to the definition of “Collateral and Guarantee Requirement” and Section 6.11; and

(c)release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the applicable Guaranty pursuant to this Section 9.10.

9.11Cash Management Obligations and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.04, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Secured Hedging/Cash Management Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Article X
MISCELLANEOUS

10.01Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, any other Loan Party or any Covenant Entity therefrom, shall be effective unless (i) in writing signed by the Majority Lenders (or by the Administrative Agent with the consent of the Majority Lenders) and the Borrower or the applicable Loan Party, as the case may be, (ii) solely with respect to the Common Terms, a comparable amendment is entered into among the required parties to the other Group Credit Agreements and (iii) acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of each Lender directly adversely affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, any Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment, it being understood that (A) the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (B) any change to the definition of “Consolidated First Lien Net Leverage Ratio” under the Nexstar Credit Agreement or in the component definitions thereof shall not constitute a reduction in any rate of interest and (C) only the consent of the Majority Lenders shall be necessary to amend the definition of the “Default Rate” or to waive or postpone any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly adversely affected thereby (it being understood any change to the definition of “Consolidated First Lien Net Leverage Ratio” under the Nexstar Credit Agreement or in the component definitions thereof shall not constitute a reduction in any rate of interest); provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)change Section 8.04, Section 2.13 or Section 10.20 in a manner that would alter the pro rata sharing of payments or ratable status required thereby without the written consent of each Lender adversely affected thereby;

(e)change (i) any provision of this Section 10.01 or the definition of “Majority Lenders”, “Required Revolving Credit Lenders”, “Required Term Lenders” of any applicable Class, “Required Revolving Credit and Term A Lenders” or any other provision hereof specifying the number or percentage of Lenders or Group Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender that is materially and adversely affected thereby or (ii) the order of application of any mandatory reduction in the Commitments or any mandatory prepayment of Loans among the Facilities and Refinancing Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects any tranche under the Facilities and Refinancing Facility without the written consent of the majority of the holders of each such tranche (such majority to be determined in a manner consistent with the methodology used in the definition of Required Revolving Credit Lenders);

(f)release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (f) to the extent such transaction does not result in the release of all or substantially all of the Collateral;

(g)release all or substantially all of the value of the Guaranties in any transaction or series of related transactions, without the written consent of each Lender; provided that any transaction permitted under Section 7.04 or Section 7.05 shall not be subject to this clause (g) to the extent such transaction does not result in the release of all or substantially all of the value of the Guaranties; or

(h)waive any Event of Default under Section 8.01(n) without the consent of the Required Revolving Credit and Term A Lenders;

provided, further, that (1) in clause (a) above, any change to the Commitment of any Revolving Credit Lender pursuant to Section 2.06(d) shall be permitted without the consent or action of any such Revolving Credit Lender and (2) in each case of clauses (a) - (e) above, any change as a result of the re-allocation of the Group Commitments and/or Group Loans of the same Class pursuant to Section 10.20 shall be permitted without the consent or action of any Lender; and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required herein, affect the rights or duties of an L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required herein, affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required herein, affect the rights or duties of the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document, (iv) the Agency Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) will require only the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders, including: (A) waiver of any condition set forth in Section 4.02 as to any Credit Extension under the Revolving Credit Facility shall only require the consent of the Required Revolving Credit Lenders, (B) [Reserved] and (C) with respect to reallocation of the Revolving Credit Commitment pursuant to Section 2.06(d), any waiver, consent or other amendment to any term or provision of this Agreement necessary or advisable to effectuate any reallocation of the Revolving Credit Commitments in accordance with the terms or the intent of Section 2.06(d), shall be effective when executed by the Borrower, the Administrative Agent and the Required Revolving Credit Lenders, (vi) [Reserved] and (vii) the addition of any VIE Borrower pursuant to Section 10.26 and any amendment to this Agreement and the other Loan Documents shall only require the consent of the Persons and follow the procedures set forth in Section 10.26.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, (x) the Letter of Credit Sublimit may be increased with the consent of the Required Revolving Credit Lenders, each L/C Issuer and the Administrative Agent, (y) the Swing Line Sublimit may be increased with the consent of the Required Revolving Credit Lenders, the Swing Line Lender and the Administrative Agent and (z) this Agreement may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the Term Loans, the Revolving Credit Loans, the Refinancing Revolving Facilities, the Refinancing Term Loans, if any, and the accrued interest and fees in respect thereof and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Majority Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Majority Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding anything to the contrary contained in this Section 10.01, (a) the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14, 2.15 or 10.26, (b) the Administrative Agent is hereby authorized by the Lenders to approve the forms of Security Documents as contemplated herein, and to enter into any Loan Documents in such forms as approved by it on or prior to the Closing Date (and thereafter as contemplated by the provisions of this Agreement), (c) the Administrative Agent shall be permitted to agree to the form of, and approve such modifications to, the Schedules hereto on or prior to the Closing Date as shall be reasonably satisfactory to the Administrative Agent, (d) the Administrative Agent is

hereby authorized by the Lenders to enter into amendments to this Agreement or any other Loan Document that amend any provision that is in contravention with Section 10.20 without the consent of any Lender, (e) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission, in each case, in any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision without the input or consent of the Lenders and (f) any guarantees, collateral security documents, Intercreditor Agreements and related documents executed by any Loan Party in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.  Furthermore, notwithstanding anything to the contrary herein, with the consent of the Administrative Agent at the request of the Borrower (without the need to obtain any consent of any Lender), any Loan Document may be amended to increase interest rate margin or floor, add a prepayment premium and/or increase amortization, in each case to cause any Facility hereunder to continue to have the same terms as any Group Facility that is designated as constituting the same “Class” with such Facility on the Facilities Schedule.

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower, any other Loan Party or any other Covenant Entity, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non‑public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, and notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, each L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e‑mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e‑mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON‑INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any other Loan Party’s, or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic message service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non‑public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance in good faith by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)Notice to Other Persons.  The Borrower agrees that notices to be given to any Covenant Entity or any Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 10.02 with the same effect as if given to such other Person in accordance with the terms hereunder or thereunder.

10.03No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties, or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and each L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law, and provided further that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, the Majority Lenders may enforce any rights and remedies available to them (it being understood and agreed that Majority Lenders must enforce their rights and remedies under any Loan Document collectively and no Lender shall be entitled to enforce any right or remedy that would have only been exercisable by the Administrative Agent or Collateral Agent).

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Borrower agrees to pay or reimburse (i) all reasonable and documented or invoiced out‑of‑pocket costs and expenses incurred by the Administrative Agents and the Arrangers associated with the syndication of the Term Loans and Revolving Credit Loans (including reasonable and documented out‑of‑pocket travel expenses) and the preparation and negotiation of this Agreement and the other Loan Documents (whether or not the transactions contemplated thereby are consummated), including all Attorney Costs of Winstead PC (and any other counsel retained with the Borrower’s consent), one special FCC counsel to the Administrative Agent and, if necessary, one local and foreign counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions), (ii) the Agents, Swing Line Lender, each L/C Issuer and the Lenders for all reasonable and documented or invoiced out‑of‑pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all costs and expenses incurred in connection with any workout in respect of the Loans), all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Agents, Swing Line Lender, each L/C Issuer and the Lenders (and any other counsel retained with the Borrower’s consent), one special FCC counsel to the Administrative Agent and, if necessary, one local and foreign counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict of interest and thereafter retains its own counsel, of another firm for counsel for such affected Person, and (iii) the Administrative Agent for all reasonable and documented or invoiced out‑of‑pocket costs and expenses associated with the administration, amendment, modification, waiver and/or enforcement of this Agreement and the other Loan Documents, including, without limitation, assignment and unwind costs under Section 10.06, including all Attorney Costs of one counsel to the Administrative Agent (and any other counsel retained with the Borrower’s consent), one special FCC counsel to the Agents, Swing Line Lender, each L/C Issuer and the Lenders, and, if necessary, one local and foreign counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out‑of‑pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Secured Obligations.

(b)Indemnification by the Borrower.  The Borrower shall indemnify each Agent (and any sub‑agent thereof), each Arranger, the Co-Managers, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, damages, claims, and reasonable and documented or invoiced out‑of‑pocket expenses, including, without limitation, assignment and unwind costs under Section 10.06 (including the reasonable and documented fees, charges and disbursements and other charges of (i) one counsel for all Indemnitees and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict of interest and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee, and (ii) if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnitee arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnitee is a party thereto and whether or not such proceedings are brought by the Borrower, the other Group Borrowers, their equity holders, any Consolidated Group Entity, any of the Affiliates of any of the preceding entities, creditors or any other third person) that relates to the Transactions including the financing contemplated hereby in any way relating to, arising out of, in connection with, or as a result of (A) the execution, delivery or enforcement of this Agreement, any other Loan Document or any agreement, instrument or letter contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub‑agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (B) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (C) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Covenant Entity, or any Environmental Liability related in any way to any Covenant Entity, or (D) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, Subsidiary of a Loan Party or any of the Borrower’s or such Loan Party’s or Subsidiary of a Loan Party’s directors, equityholders, Affiliates or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF

THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (1) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Indemnified Persons, (2) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from a material breach of the Loan Documents by such Indemnitee or one of its Affiliates or (3) are related to disputes to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against an Indemnitee acting is its capacity as an L/C Issuer, Arranger, Co-Managers or similar role under the Loan Documents or an Arranger or an Initial Lender, solely in connection with its syndication activities, but, in each case, solely to the extent that such indemnification would not be denied pursuant to subclause (A) preceding). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non‑Tax claim.

(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub‑agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub‑agent), each L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total credit exposure under the Group Loan Documents at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub‑agent), an L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub‑agent), such L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)Waiver of Consequential Damages, Etc.  No Indemnitee or any Loan Party shall have any liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments.  All amounts due under this Section shall be payable not later than 30 days after demand therefor, provided, however, that any Indemnitee that has received any indemnification payment pursuant to the express provisions of clause (b) preceding, shall promptly refund such payment to the extent that there is a final and nonappealable judgment of a court of competent jurisdiction that such Indemnitee was not entitled to such indemnification payment pursuant to the express provisions of clause (b) preceding.

(f)Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the Collateral Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Secured Obligations.

10.05Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent, any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

10.06Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section or (iv) [Reserved] (and any other attempted assignment or transfer by any party hereto (other than to any Disqualified Lender) shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility and any Refinancing Facility) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility or Refinancing Facility and/or the Loans at the time owing to it under such Facility or Refinancing Facility or contemporaneous assignments to related Affiliates or Approved Funds of a Lender that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall, together with any assignment of Group Facilities of the same Class under the other Group Credit Agreements pursuant to clause (ii) below, not be less than the Assignment Minimum Amount as specified for such Facility on the Facilities Schedule and shall be in integral increments of an amount of $500,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities and separate Refinancing Facilities on a non‑pro rata basis.  Notwithstanding the foregoing or any other provision in any Loan Document to the contrary, each assignment of Loans and/or Commitments hereunder must be consummated simultaneously with an assignment among the same parties of a corresponding percentage of the same Class (if any) under the other Group Credit Agreements;

(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and provided, further, that notwithstanding the foregoing, during the 30 day period following the Closing Date, the Borrower shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified in the initial allocations of the Loans provided by the Arrangers to the Borrower and reviewed and approved by the Borrower (such approval not to be unreasonably withheld or delayed) in writing on or prior to the Closing Date;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment, Revolving Credit Loan or Loan in respect of a Refinancing Revolving Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility or Refinancing Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)the consent of each of the L/C Issuers and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility and Refinancing Revolving Facility; provided that no consent of the L/C Issuers and the Swing Line Lender shall be required for any assignment of a Revolving Credit Commitment or Revolving Credit Loan to a Revolving Credit Lender or a Refinancing Revolving Commitment or Loan under the Refinancing Revolving Facility to a Revolving Credit Lender or Refinancing Revolving Lender.

(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (A) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, (B) only one such fee shall be payable with respect to the assignment of Loans and/or Commitments hereunder and the simultaneous assignment among the parties of a corresponding percentage of the same Class of Group Loans and/or Group Commitments under the other Group Credit Agreements and (C) no such fee will be due and payable with respect to any assignment made by a Disqualified Lender pursuant to Section 10.06(g)(ii).  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01.  Each Assignment and Assumption shall have an express statement that such Loans and/or Commitments being conveyed by such Assignment and Assumption are in each case subject to the Intercreditor Agreement Among Group Lenders and Section 10.20 of each Group Credit Agreement.

(v)No Assignment to Certain Persons.  No such assignment shall be made (A) to any Affiliate of the Borrower, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), (D) to any Disqualified Lender other than pursuant to Section 10.06(g), (E) to any Consolidated Group Entities or their Affiliates or (F) to any Person, if such assignment would cause any Loan Party or the assignee to be in material violation of the Communication Laws.

(vi)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

For greater certainty, any assignment by a Lender pursuant to this Section 10.06 shall not in any way constitute or be deemed to constitute a novation, discharge, recession, extinguishment or substitution of the existing Indebtedness and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.

(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.  So long as participation of the same percentage of Group Commitment and/or Group Loans is entered into concurrently therewith, any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person), a Defaulting Lender or a Disqualified Lender); provided that, notwithstanding anything to the contrary contained herein, participations may be sold to Disqualified Lenders unless the DQ List has been posted to the Platform (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) no Lender shall sell a participation if such sale would cause any Loan Party or the Participant to be in violation of any material Communications Law.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.  This Section 10.06(d) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.  All parties hereto acknowledge and agree that the Administrative Agent shall have no obligation or duty to monitor or track whether any Disqualified Lender shall have become a Participant hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a “non‑fiduciary” agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)[Reserved].

(g)Disqualified Lenders.  Assignments may be made to Disqualified Lenders unless the DQ List has been posted to the Platform.  If the DQ List has been posted to the Platform,

(i) no assignment shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment to such Person, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.  Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)If any assignment is made to any Disqualified Lender without the Borrower’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Lender and repay all Obligations owing to such Disqualified Lender in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other Loan Documents; provided, that (i) such assignment does not conflict with applicable Laws and (ii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Lenders.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Lender does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Nexstar Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

10.07Treatment of Certain Information; Confidentiality. Each of the Agents, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self‑regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14 or Section 10.01 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary (or deemed to have been received from the Borrower or any Subsidiary pursuant to Section 6.01(d) of the Nexstar Credit Agreement) relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to any Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non‑public information concerning the Borrower and its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non‑public information and (c) it will handle such material non‑public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all of the obligations of the Borrower, such Loan Party or such Subsidiary of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party or such Subsidiary of any Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the relevant L/C Issuer and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non‑usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.

10.10Counterparts; Integration; Effectiveness. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or each L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement and each other Loan Document by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement and such other Loan Document.

10.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which come as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, each L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, a Non‑Consenting Lender or a Non-Extended Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) notwithstanding anything set forth in Sections 2.12 and 2.13, so long as no Default known to the Borrower or Event of Default shall have occurred and be continuing, terminate all of such Lender’s Group Commitments and repay all Group Obligations of the Group Borrowers owing to such Lender and participations held by such Lender as of such termination date under all of the Group Facilities or (y) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under the Group Credit Agreements and the related Group Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that, in the case of this clause (y):

(a)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Group Credit Agreements and Group Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amount);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws;

(e)such assignment must be pro rata among the Group Facilities of the same Class;

(f)in the case of an assignment resulting from a Lender becoming a Non‑Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and in the case of an assignment resulting from a Lender becoming a Non-Extended Lender, the applicable assignee shall have consented to the applicable extension; and

(g)each Lender agrees that if it is replaced pursuant to this Section 10.13, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided that the failure of any Lender replaced pursuant to this Section 10.13 to execute an Assignment and Assumption or deliver such Notes shall not render such assignment (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed cancelled.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK.

(b)SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY AND EACH SUBSIDIARY OF ANY LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, ANY l/c Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, ANY OTHER LOAN PARTY, ANY SUBSIDIARY OF ANY LOAN PARTY, OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  THE BORROWER, EACH OTHER LOAN PARTY AND EACH SUBSIDIARY OF EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower, each other Loan Party and each Subsidiary of each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers, and the Lenders are arm’s‑length commercial transactions between the Borrower, each other Loan Party, each Subsidiary of each Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, each Arranger, and the Lenders, on the other hand, (ii) each of the Borrower and the other Loan Parties, and each Subsidiary of each Loan Party, has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrower and each other Loan Party, and each Subsidiary of each Loan Party, is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party, any Subsidiary of a Loan Party, or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, nor any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party, any Subsidiary of a Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties, each Subsidiary of each Loan Party, and their respective Affiliates, and neither the Administrative Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party, any Subsidiary of each Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower, each other Loan Party and each Subsidiary of each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17Electronic Execution of Assignments and Certain Other Documents. The words  “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper‑based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18Guarantee and Collateral Matters. Upon the request of the Borrower, the Administrative Agent will,

(a)release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments under this Agreement and, if the Nexstar Guaranty Date has occurred, the “Aggregate Commitments” as defined in the Nexstar Credit Agreement and payment in full of all Secured Obligations (excluding contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (if any) issued under this Agreement and, if the Nexstar Guaranty Date has occurred, the “Letters of Credit” as defined in the Nexstar Credit Agreement (other than (x) Letters of Credit (if any) and, if the Nexstar Guaranty Date has occurred, the “Letters of Credit” as defined in the Nexstar Credit Agreement (if any), (y) obligations under Secured Hedge Agreements and, if the Nexstar Guaranty Date has occurred, the “Secured Hedge Agreements” as defined in the Nexstar Credit Agreement, in each case not yet due and payable, and (z) Cash Management Obligations and, if the Nexstar Guaranty Date has occurred, the “Cash Management Obligations” as defined in the Nexstar Credit Agreement, in each case not yet due and payable, and, in each case of (x), (y) and (z) preceding, as to which other arrangements satisfactory to the relevant Group Administrative Agent, and the relevant Group L/C Issuer, the relevant Group Hedge Bank or the relevant Group Cash Management Bank, as applicable, shall have been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any sale or other Disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Majority Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty so long as it is no longer required to be a Guarantor pursuant to the terms of this Agreement;

(b)release any Guarantor from its obligations under any of the Guaranties and the Security Documents and release any Liens granted by such Guarantor if such Person is no longer required to be a Guarantor pursuant to the definition of “Collateral and Guarantee Requirement” and Section 6.11; and

(c)release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

The Administrative Agent will promptly, at the Borrower’s expense, execute and deliver to the applicable Loan Party or any Restricted Subsidiary of a Loan Party such documents as the Borrower may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.18.

10.19USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party and each Subsidiary of each Loan Party, which information includes the name and address of each Loan Party and each Subsidiary of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party and each Subsidiary of each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti‑Money Laundering Laws, including the Act.

10.20Pro Rata Nature of Group Loans of the Same Class; Administrative Agent Right to Adjust.

(a)Notwithstanding anything set forth in this Agreement or any other Group Credit Agreement, it is the intention of all parties to the Group Credit Agreements that the Group Lenders of the same Class are and will remain at all times pro rata in terms of percentage holdings of the respective Group Facilities of the same Class.

(b)The parties hereto acknowledge and agree that (w) on the Closing Date and at all times thereafter during the term of this Agreement, each Revolving Credit Lender hereunder shall be a Group Revolving Credit Lender under each other Group Credit Agreement with a Group Revolving Credit Facility thereunder and shall hold the same percentage of Revolving Credit Borrowings, Revolving Credit Exposure and Revolving Credit Commitments under this Agreement as its holdings of Group Revolving Credit Borrowings, Group Revolving Credit Exposure and Group Revolving Credit Commitments under each other Group Credit Agreement, respectively (such pro rata holdings referred to as the “Group Revolving Credit Facility Ratable Status”), (x) on the Closing Date and at all times thereafter during the term of this Agreement, each Term Lender holding Closing Date Term Loans constituting Term A Loans hereunder shall be a Group Term Lender under each other Group Credit Agreement with Group Closing Date Term Loans constituting Term A Loans thereunder and shall hold the same percentage of Closing Date Term Loans constituting Term A Loans under this Agreement as its holdings of Group Closing Date Term Loans constituting Term A Loans under each other Group Credit Agreement (such pro rata holdings referred to as the “Group Closing Date Term A Loans Ratable Status”), (y) on the Closing Date and at all times thereafter during the term of this Agreement, each Term Lender holding Closing Date Term Loans constituting Term B Loans hereunder (if any) shall be a Group Term Lender under each other Group Credit Agreement with Group Closing Date Term Loans constituting Term B Loans thereunder and shall hold the same percentage of Closing Date Term Loans constituting Term B Loans under this Agreement (if any) as its holdings of Group Closing Date Term Loans constituting Term B Loans under each other Group Credit Agreement (such pro rata holdings referred to as the “Group Closing Date Term B Loans Ratable Status”) and (z) upon the incurrence of any Refinancing Revolving Commitments or Refinancing Term Loans and thereafter during the term of this Agreement, to the extent the Borrower has designated any Group Refinancing Revolving Commitments or Group Refinancing Term Loans under other Group Credit Agreements as constituting the same Class, each Lender holding such Refinancing Revolving Commitments or Refinancing Term Loans shall be a Group Lender under each other Group Credit Agreement with such Group Refinancing Revolving Commitments or Group Refinancing Term Loans and shall hold the same percentage of Refinancing Revolving Commitments or Refinancing Term Loans under this Agreement as its holdings of Group Refinancing Revolving Commitments of the same Class or Group Refinancing Term Loans of the same Class under each other Group Credit Agreement (such pro rata holdings referred to as the “Group Refinancing Loans Ratable Status”).  The Group Revolving Credit Facility Ratable Status, the Group Closing Date Term A Loans Ratable Status, the Group Closing Date Term B Loans Ratable Status and the Group Refinancing Loans Ratable Status are collectively referred to herein as the “Group Facilities Ratable Status”.

(c)Notwithstanding anything in any Group Loan Document to the contrary, and subject only to clause (e) below, each Lender (in its capacity hereunder as a Lender and as a Group Lender under other Group Credit Agreements) hereby authorizes and directs the Administrative Agent, in each case set forth in this Agreement and in any other cases where Group Facilities Ratable Status is not maintained, at any time and from time to time, without notice or consent, to cause the Group Lenders of the same Class to purchase assignments and sell assignments, as necessary, of holdings and commitments, and to purchase and sell participations in Group Letters of Credit, Group Swing Line Loans and other Group Obligations under this Agreement and the other Group Credit Agreements among each other, in such amounts and at such times as determined by the Administrative Agent in its reasonable discretion to maintain the Group Facilities Ratable Status.

(d)Each such purchase and sale under this Section 10.20 will be effected pursuant to direct adjustments to entries in the Register and the other Group Registers without the execution of any Assignment and Assumption Agreement, and each Lender hereby authorizes and directs the Administrative Agent to make such adjustments for the sole purpose of effectuating the terms and provisions of this Section 10.21 and maintaining the Group Facilities Ratable Status.  The provisions of Section 10.06 shall not apply.

(e)Notwithstanding the foregoing, with respect to any Lender affected by this Section 10.20, in no event shall (i) the aggregate principal amount of the Group Revolving Credit Commitments of such Lender be increased or decreased by any such action under this Section 10.20, (ii) the aggregate principal amount of the Group Closing Date Term Loans constituting Term A Loans of such Lender be increased or decreased by any such action under this Section 10.20, (iii) the aggregate principal amount of the Group Closing Date Term Loans constituting Term B Loans of such Lender be increased or decreased by any such action under this Section 10.20 or (iv) the aggregate principal amount of the Group Refinancing Revolving Commitments or Group Refinancing Term Loans of the same Class of such Lender be increased or decreased by any such action under this Section 10.20.

10.21Intercreditor Arrangements Reference is made to the Intercreditor Agreement Among Group Lenders.  Each Lender, on behalf of itself and its Affiliates (as other Secured Parties accepting the benefits of the Security Documents), with respect to Group Commitments, Group Loans and Group Secured Obligations hereunder and under the Group Loan Documents (i) acknowledges that it has received a copy of the Intercreditor Agreement Among Group Lenders, (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement Among Group Lenders, (iii) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement Among Group Lenders as the Administrative Agent and on behalf of such Lender and its Affiliates (as other Secured Parties accepting the benefits of the Security Documents) and (iv) agrees that it will not effect any assignment or participation under Section 10.06 or otherwise unless such assignment or participation is expressly subject to the Intercreditor Agreement Among Group Lenders.

10.22Keepwell. Each Loan Party that is a Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support by each other Loan Party to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.22, or otherwise under its Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been paid and performed in full.  Each Qualified ECP Guarantor intends this Section 10.22 to constitute, and this Section 10.22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) Commodity Exchange Act.

10.23Designation of Subsidiaries.

(a)Subject to Section 10.23(b), the board of directors of the Borrower may, together with the board of directors of Nexstar Media, at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Subsidiary of the Borrower that is an Unrestricted Subsidiary as a Restricted Subsidiary.  The designation of any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary shall constitute an Investment by the applicable Covenant Entity at the date of designation in an amount equal to the fair market value of such Covenant Entity's Investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary of the Borrower shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)The Borrower may not (x) designate any Restricted Subsidiary as an Unrestricted Subsidiary or (y) designate an Unrestricted Subsidiary as a Restricted Subsidiary, in each case unless:

(i)no Default shall have occurred and be continuing or would result therefrom;

(ii)in the case of clause (b)(x) only, (A) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, any Consolidated Group Entities and (B) the Subsidiary to be so designated does not Guarantee or otherwise provide credit support for or is otherwise obligated under any Indenture Documentation, Subordinated Debt, or any other public indebtedness of Nexstar Media or any of its Subsidiaries, the Borrower, or any Covenant Entity, or any Permitted Refinancing of any thereof, or any security with respect to any of such debt issuances; and

(iii)the Consolidated Group Entities shall be in compliance (on a Pro Forma Basis (as defined in the Nexstar Credit Agreement)) with the Financial Covenant (as defined in the Nexstar Credit Agreement) as of the end of the most recent Test Period (as if such designation had occurred on the first day of such Test Period).

10.24[Reserved].

10.25Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.26Additional VIE Borrowers. Notwithstanding anything herein or in any Loan Document to the contrary, a Variable Interest Entity of Nexstar Media may become a “VIE Borrower” hereunder in accordance with the terms of Section 10.26 of the Nexstar Credit Agreement.  Upon consummation of a transaction adding such VIE Borrower, the Group Facilities of the same Class may be reallocated pursuant to the terms of Section 10.20 to maintain Group Facilities Ratable Status.

10.27Time of the Essence. Time is of the essence of the Loan Documents.

10.28ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The Borrower:

MARSHALL BROADCASTING GROUP, INC.

By:	/s/ Pluria W. Marshall, Jr.
Name:	Pluria W. Marshall, Jr.
Title:	President and Secretary

Credit Agreement – Signature Page

The Administrative Agent:

bank of america, n.a., as Administrative Agent and Collateral Agent

By:	/s/ Don B. Pinzon
Name:	Don B. Pinzon
Title:	Vice President

Credit Agreement – Signature Page

The Lenders:

bank of america, n.a., as a Lender

By:	/s/ Marie F. Harrison
Name:	Marie F. Harrison
Title:	Vice President

Credit Agreement – Signature Page

The Lenders:

Credit Suisse AG, Cayman Island Branch, as a Lender

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

Credit Agreement – Signature Page

The Lenders:

Deutsche Bank AG, New York Branch, as a Lender

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

By:	/s/ Benjamin Souh
Name:	Benjamin Souh
Title:	Vice President

Credit Agreement – Signature Page

The Lenders:

SunTrust Bank, as a Lender

By:	/s/ Michael Chanin
Name:	Michael Chanin
Title:	Vice President

Credit Agreement – Signature Page

The Lenders:

Barclays Bank PLC, as a Lender

By:	/s/ Christopher M. Aitkin
Name:	Christopher M. Aitkin
Title:	Assistant Vice President

Credit Agreement – Signature Page

The Lenders:

Wells Fargo Bank, National Association, as a Lender

By:	/s/ Lindsey McGraw
Name:	Lindsey McGraw
Title:	Director

Credit Agreement – Signature Page

The Lenders:

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Ola Anderssen
Name:	Ola Anderssen
Title:	Director

Credit Agreement – Signature Page

The Lenders:

Capital One, N.A., as a Lender

By:	/s/ Thomas C. King, Jr.
Name:	Thomas C. King, Jr.
Title:	Managing Director

Credit Agreement – Signature Page

The Lenders:

Citizens Bank, N.A., as a Lender

By:	/s/ Srbui Seferian
Name:	Srbui Seferian, CFA
Title:	Director

Credit Agreement – Signature Page

The Lenders:

Fifth Third Bank, as a Lender

By:	/s/ J. David Izard
Name:	J. David Izard
Title:	Vice President

Credit Agreement – Signature Page

The Lenders:

Raymond James Bank, N.A., as a Lender

By:	/s/ Michael Pelletier
Name:	Michael Pelletier
Title:	Senior Vice President

Credit Agreement – Signature Page

The Lenders:

Crédit Industriel et Commercial, New York Branch, as a Lender

By:	/s/ Marcus Edward
Name:	Marcus Edward
Title:	Managing Director

By:	/s/ Clifford Abramsky
Name:	Clifford Abramsky
Title:	Managing Director

Credit Agreement – Signature Page